UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	8:30 A.M., local time, on Wednesday, May 4, 2016

PLACE:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:

(1)    To elect three directors.

(2)    To consider a proposal to approve the Global Annual Incentive Plan.

(3)    To consider a proposal to approve the 2016 Long-Term Performance Incentive Plan.

(4)    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for 2016.

(5)    To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 1, 2016.

ANNUAL REPORT:	A copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2015, is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

Robert T. Traub

Vice President, General Counsel

and Corporate Secretary

Conshohocken, Pennsylvania

March 28, 2016

Important Notice of Availability of Proxy Materials for Quaker Chemical Corporation’s 2016 Annual Meeting of Shareholders to be held on May 4, 2016.

The Notice of Meeting, Proxy Statement and 2015 Annual Report to Shareholders are available at www.proxyvote.com.

PROXY STATEMENT

ii

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 E. Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2016 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters, located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on May 4, 2016. The terms “we,” “our,” “us,” the “Company” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to our shareholders on or about March 31, 2016.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on four proposals:

•	Election of three nominees to serve on our Board of Directors;

•	Approval of the Global Annual Incentive Plan;

•	Approval of the 2016 Long-Term Performance Incentive Plan; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement;

•	FOR approval of the Global Annual Incentive Plan;

•	FOR approval of the 2016 Long-Term Performance Incentive Plan; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Who is entitled to vote?

Shareholders of record as of the close of business on March 1, 2016, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote if I am a shareholder of record?

You can cast your vote:

•	in person, by attending the Annual Meeting of Shareholders;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;

•	by telephone, using the toll-free number listed on the proxy card; or

•	by mail, if you mark, sign and date the proxy card enclosed with this proxy statement and return it in the postage-paid envelope provided.

How do I cast my vote if I am a beneficial owner of shares held in street name?

You can cast your vote:

•

in person, by first obtaining a voting instruction form issued in your name from your broker and bringing that voting instruction form to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date, the stock acquisition date and valid identification;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;

•	by telephone, only if you agree with the voting rights provided on your voting instruction form, by using the toll-free number found on the voting instruction form; or

•	by mail, if you mark, sign and date the voting instruction form and return it in the postage-paid envelope provided by your broker.

If I have given a proxy, can I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. If your shares are held in your own name, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, Robert T. Traub, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Traub at traubr@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on any of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4 and in the discretion of the proxies on other matters properly brought before the meeting.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period prior to the meeting, under current New York Stock Exchange (“NYSE”) rules, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE’s rules to vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the rules currently in effect, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include the other proposals on the ballot.

The voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are required to approve each proposal, and what are the effects of abstentions and broker non-votes?

The following table summarizes the vote required for approval of each proposal and the effect on the outcome of the vote of abstentions, uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, under the NYSE rules, the institution that holds the shares may not vote those shares on certain proposals) and signed but unmarked proxy cards.

Proposal	Votes Required for Approval	Effect of Abstentions(1)	Uninstructed Shares/ Effect of Broker Non- votes(1)	Signed but Unmarked Proxy Cards(2)

Proposal 1 Electionof directors	Three nominees receiving the highest number of “FOR” votes (i.e., plurality)	No effect(3)	Not voted/No effect(3)	Voted “For”

Proposal 2 Approval of the Global Annual Incentive Plan	Majority of votes cast	Same effect as a vote “Against”(4)	Not voted/No effect(3)	Voted “For”

Proposal 3 Approval of the 2016 Long-Term Performance Incentive Plan	Majority of votes cast	Same effect as a vote “Against”(4)	Not voted/No effect(3)	Voted “For”

Proposal 4 Ratificationof the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	Majority of votes cast	No effect(3)	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included in determining whether a quorum is present.

(2)	If you complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting.

(3)	Under Section 1103 of the Pennsylvania Business Corporation Law of 1988, as amended (“Section 1103”), abstentions and broker non-votes are not counted as “votes cast.”

(4)	Under the listing standards of the NYSE, for purposes of this type of proposal, an abstention is counted as a vote cast and therefore has the same effect as a vote “Against” the proposal, notwithstanding Section 1103.

What if a director nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute director nominee designated by our Board of Directors.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with a representative of Broadridge Financial Solutions, Inc., will serve as the inspector of election.

How many shares can be voted at the meeting?

As of March 1, 2016, the record date for the meeting, 13,235,134 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled either to one vote or ten votes for each share held of record on the record date, based on how long such shares have been owned by the holder.

How many votes will I be entitled to cast at the meeting?

Our voting structure is generally designed to protect the interests of the long-term holders. To that end, you will be entitled to cast either one vote or ten votes for each share of common stock you held on March 1, 2016, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share that, as of the record date, you had beneficially owned since March 1, 2013, will entitle you to ten votes.

Each share you acquired after March 1, 2013 will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

Based on long-standing practice, we presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2013 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing the affidavit appearing on the voting instruction form. The Company and the Board of Directors reserve the right to require evidence to support the affidavit.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us, as of March 1, 2016, at the annual meeting the holders of 759,416 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 12,475,718 shares of Quaker common stock will be entitled to cast one vote for each share held, for a total of 20,069,878 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote, as described above. Because some of the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder either to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares that are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 1, 2016 can attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date, the stock acquisition date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, the proxy being solicited by the Board of Directors will give authority to Michael F. Barry and William R. Cook to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies personally or by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker common stock.

Does the Company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or a shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Irene M. Kisleiko, Assistant Secretary, toll free at 1-800-523-7010, ext. 4119, or inform her in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Irene M. Kisleiko at the toll-free number noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may request such documents by calling the toll-free number or writing to the address noted above.

Proposal 1 – Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation divide our Board of Directors into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one class each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Currently, there are eleven directors, including three Class I directors, four Class II directors and four Class III directors. The terms of the Class III directors expire at the 2016 annual meeting of shareholders. Mr. Joseph B. Anderson, Jr. and Ms. Patricia C. Barron, both Class III directors, have reached the mandatory retirement age for directors and are not eligible for election this year. On February 24, 2016, the Board increased the number of directors from nine to eleven. To fill the two newly created positions, the Board on that date elected Mr. William H. Osborne as a Class II director and Ms. Fay West as a Class III director. Effective upon the election of directors at the 2016 annual meeting, the number of directors will be decreased by two and the Board will be fixed at nine directors. At the 2016 annual meeting, three Class III directors are to be elected with each member to serve a three-year term expiring in 2019 and until his or her successor is duly elected and qualified. Mr. Osborne, who will be resigning as a Class II director, has been nominated as a Class III director along with the other incumbent Class III directors who are eligible for election, Mr. Mark A. Douglas and Ms. Fay West.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

Yes. Mr. Joseph B. Anderson, Jr. and Ms. Patricia C. Barron, who have reached the mandatory retirement age for directors, are not eligible for reelection this year.

Who are the Board’s nominees this year?

Mr. Mark A. Douglas, Mr. William H. Osborne and Ms. Fay West are the Board’s nominees for election to the Board of Directors as Class III members. Each nominee, if elected, would hold office until our 2019 annual meeting of shareholders and until his or her successor is duly elected and qualified.

Below is information about our nominees for election to the Board as Class III members, including descriptions of their qualifications and their business experience and directorships over the past five years:

Mark A. Douglas Age: 53 Director Since: 2013 Committees: Audit Governance

Mr. Douglas has been President, FMC Agricultural Solutions of FMC Corporation, since October 2012. FMC is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. He previously was FMC’s President, Industrial Chemicals Group from January 2011 to September 2012 and Vice President, Global Operations and International Development from March to December 2010. Before joining FMC, Mr. Douglas held various senior management positions with Dow Chemical, a leader in specialty chemicals delivering products and solutions to sectors such as electronics, water, energy and coatings. He was Vice President, President–Asia, Dow Advanced Materials from April to December 2009. Prior to that, he was based in Shanghai, China as Corporate Vice President, President–Asia, Rohm and Haas Company, a chemical manufacturing company, from March 2007 to April 2009.

Mr. Douglas brings to the Board experience in the management of a global chemical business and in accounting/finance, industrial marketing, organizational development, global organizations, strategic planning, corporate development, technology and science.

William H. Osborne Age: 56 Director Since: 2016 Committees: Compensation Governance

Mr. Osborne has been Senior Vice President of Global Manufacturing and Quality at Navistar International Corporation, a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, since August 2013. He previously served as Senior Vice President of Custom Products at Navistar from May 2011 to August 2013. Before joining Navistar, he served as President and Chief Executive Officer of Federal Signal Corporation, a designer and manufacturer of a suite of products and integrated solutions for municipal, governmental, industrial and airport customers, from September 2008 to October 2010. He served as a consultant for Loop Capital from November 2010 to April 2011. Mr. Osborne served as a director of Navistar International Corporation, from August 2009 to April 2011.

Mr. Osborne brings to the Board 30 years of automotive industry experience. He is a seasoned executive with a background in accounting/finance, financial reporting, engineering, global manufacturing and quality, industrial sales and marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, divestitures and corporate development. Through his service as a member of the board of directors of other public companies, as well as his leadership roles in places outside of the United States, he has gained additional experience in corporate governance of multi-national corporations.

Fay West Age: 47 Director Since: 2016 Committees: Audit

Ms. West has, since October 2014, been Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc., the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry, and SunCoke Energy Partners, L.P., a publicly traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Previously, she was SunCoke Energy’s Vice President and Controller from February 2011 to October 2014 and Vice President and Controller of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. from July 2012 to October 2014. Prior to joining SunCoke Energy, Ms. West was Assistant Controller at United Continental Holdings, Inc., an airline holding company, from April 2010 to January 2011. Ms. West currently serves as a director of SunCoke Energy Partners, L.P.

Ms. West brings to the Board extensive experience in accounting/finance, financial reporting, risk assessment, mergers and acquisitions, divestitures and business restructuring, organizational development, global organizations, strategic planning, governance and corporate development. Through her service as a member of the board of directors of another public company, she has also gained additional experience in corporate governance.

The Board believes that, in addition to the information presented above regarding each director nominee’s specific experience, qualifications, attributes and skills, each director nominee has significant leadership experience derived from his or her professional experience and has a reputation for integrity and honesty and adheres to high ethical standards. These attributes have led the Board to conclude that each of the nominees should serve as a director of Quaker. The process undertaken by the Company’s Governance Committee in recommending these nominees is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”

The Board recommends that you vote “FOR” the election of Mark A. Douglas, William H. Osborne and Fay West as directors of Quaker.

Biographies of Continuing Directors

Below is information about our incumbent directors who were elected as Class I members of the Board in 2014 and whose terms expire in 2017, including descriptions of their qualifications and business experience and directorships over the past five years:

Michael F. Barry Age: 57 Director Since: 2008 Committees: Executive

Mr. Barry has been our President and Chief Executive Officer since October 2008 and our Chairman of the Board since May 2009. He has held a variety of leadership and executive positions since joining Quaker in 1998, including Senior Vice President and Managing Director–North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader–Metalworking and Coatings from July to December 2005; Vice President and Global Industry Leader–Industrial Metalworking and Coatings from January 2004 to June 2005; and Vice President and Chief Financial Officer from 1998 to August 2004. Mr. Barry currently serves as a director of Rogers Corporation.

Mr. Barry brings to the Board extensive and valuable experience acquired through his various leadership positions within Quaker. He has extensive knowledge of accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing. Through his service as a member of the board of directors of another public company, he has gained additional experience in corporate governance.

Robert E. Chappell Age: 71 Director Since: 1997 Committees: Governance (Chair) Executive

Mr. Chappell was the Chairman of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, from January 1997 to June 2013 when he retired; its Chief Executive Officer from April 1995 to February 2011; and its President from January 2008 to March 2010. Mr. Chappell currently serves as a director of CSS Industries, Inc. and as a trustee of The Penn Mutual Life Insurance Company.

Mr. Chappell brings to the Board experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development. Through his service as a member of the board of directors of another public company, he has gained additional experience in corporate governance.

Robert H. Rock Age: 65 Director Since: 1996 Committees: Compensation (Chair) Executive

Mr. Rock has been Chairman and Chief Executive Officer of MLR Publishing Company (and its successor, MLR Holdings, LLC), an investment company operating in the publishing and information industry, since January 6, 2015, having served as its President since 1989. Previously, he was Chairman of The Hay Group, a management consulting firm, from 1984 to 1987. Mr. Rock served as a director of Alberto-Culver Company from September 1996 to June 2011. He currently is a trustee of The Penn Mutual Life Insurance Company.

Mr. Rock brings to the Board experience in organizational development, global organizations, governance, strategic planning and corporate development. Through his service on the boards of both public and private companies, he has gained valuable and diverse experience.

Below is information about our incumbent directors who were elected as Class II members of the Board in 2015 and whose terms expire in 2018, including descriptions of their qualifications and business experience and directorships over the past five years:

Donald R. Caldwell Age: 69 Director Since: 1997 Committees: Executive (Chair) Audit Compensation

Mr. Caldwell, an experienced and successful investor, co-founded Cross Atlantic Capital Partners, Inc., a venture capital management company, and has served as its Chairman and Chief Executive Officer since 1999. He is also Chairman and Chief Executive Officer of InsPro Technologies Corporation, one of Cross Atlantic Capital Partners’ portfolio companies. Previously, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses, from February 1996 to February 1999. Mr. Caldwell is also a director of Amber Road, Inc., InsPro Technologies Corporation, Lightning Gaming, Inc. and Rubicon Technology, Inc., all Cross Atlantic Capital Partners’ portfolio companies, and a director of Fox Chase Bancorp. Inc. and Haverford Trust Company.

Mr. Caldwell brings to the Board a deep financial, entrepreneurial and business expertise perspective in discussions on strategic and financial matters. He also has experience in financial reporting, risk assessment, strategic planning and corporate development. As a member of the boards and board committees of other public companies, he has gained extensive experience in corporate governance, finance and strategy.

William R. Cook Age: 72 Director Since: 2000 Committees: Audit (Chair) Executive Governance

Mr. Cook was President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from 1999 until his retirement in June 2002. Previously, he served in a variety of positions in the chemical industry. From 1993 until 1998, he was Chairman, President and Chief Executive Officer of Betz Dearborn, Inc., a producer of specialty water treatment and industrial process chemicals. He was Vice Chairman and Co-Chief Executive Officer of Hercules, Inc., a specialty chemicals maker, from October 1998 until January 1999. Mr. Cook is also a director of Teleflex Incorporated and a trustee of The Penn Mutual Life Insurance Company.

Mr. Cook brings to the Board a deep insight into the chemical industry and an understanding of management, strategic and financial planning, corporate development and budgeting processes. He also has experience in accounting/finance, financial reporting and industrial marketing. From his long service as a senior officer and as a director of other public companies, he has gained extensive experience in corporate governance.

Jeffry D. Frisby Age: 60 Director Since: 2006 Committees: Audit Compensation

Mr. Frisby was Chief Executive Officer of Triumph Group, Inc., a public company that is a global leader in manufacturing and overhauling aerospace structures, systems and components, from July 2012 until April 8, 2015, and its President from July 2009 until April 8, 2015. He was also Triumph’s Chief Operating Officer from July 2009 to July 2012. Previously, he was Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for the global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. Mr. Frisby served as a Director of Triumph Group, Inc. from 2012 to April 2015. Mr. Frisby currently serves as a director of PCX Aerostructures, LLC.

Mr. Frisby brings to the Board experience in manufacturing, particularly in the aerospace industry and accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, strategic planning and corporate development. Through his service as a member of the board of directors of another public company, he has gained additional experience in corporate governance.

Corporate Governance

Leadership Structure

Quaker’s business is conducted by its officers, managers and associates under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. The Company’s CEO is also the Chairman of the Board of Directors. The Board has long held that, given Quaker’s size and management structure, it is best to combine the roles of Chairman of the Board and CEO. The Board believes having one leader serving as both Chairman and CEO provides decisive and effective leadership.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a bi-annual basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Chairman/CEO and the Board of Directors. The Lead Director also ensures that the respective responsibilities of the directors and the Chairman/CEO are understood; collaborates with the Chairman/CEO to ensure the appropriate flow of information to the Board; works with the Chairman/CEO to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of the Board’s independent directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman/CEO the substance of such discussions. Ms. Patricia C. Barron is currently the Lead Director, having been reappointed to the position for a two-year term in May 2014. Mr. Donald R. Caldwell was appointed as the new Lead Director on February 24, 2016, effective May 4, 2016, for a two-year term.

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the NYSE listing standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to disclose, among other things, any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided by the directors, the Board determined at its meeting held on February 24, 2016, that all non-employee directors who served in fiscal 2015, as well as each nominee for director and those non-employee directors who will continue to serve after our 2016 annual meeting of shareholders, are independent within our guidelines and have no material relationship with the Company as defined by our guidelines. The Company’s independent non-employee directors are Joseph B. Anderson, Jr., Patricia C. Barron, Donald R. Caldwell, Robert E. Chappell, William R. Cook, Mark A. Douglas, Jeffry D. Frisby, William H. Osborne, Robert H. Rock and Fay West. With respect to Mr. Frisby, the Board considered the scope and nature of the business Quaker has transacted with affiliates of the Triumph Group, Inc., a company at which Mr. Frisby served as President and Chief Executive Officer until April 8, 2015, as further discussed under “Related Party Transactions,” and determined that the transactions are not material to him and do not impair his independence or present a conflict of interest on his part in connection with his service on the Board.

Based on the Company’s independence standards, the Board has affirmatively determined that Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of areas. Quaker’s Board includes eleven directors who are or have served as chief executive officers or in other executive management roles, nine directors with specialized accounting and finance knowledge, four directors with experience in the chemical industry or other technology or science areas, ten directors who have served on the boards of other public companies, ten directors with international business experience and six directors with experience in industries served by Quaker. The Governance Committee will continue to evaluate the needs of Quaker and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker and its shareholders with respect to the particular talents, experience and capacities of its directors including: experience in industries similar to Quaker’s; managerial and other leadership experience; business acumen and other particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies that the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions of the individual as a member of the Board. Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among many, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience, and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

Under Quaker’s Corporate Governance Guidelines, directors who also serve as CEOs or in equivalent positions should not serve on more than three other boards of public companies in addition to the Quaker Board, and directors who do not serve as CEOs or in equivalent positions should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee has decided to waive such limitations in the case of Mr. Caldwell due to his valued contributions to the Board and the committees on which he serves, a record of consistent attendance at Board and committee meetings and availability to advise and assist management in support of Quaker’s business. Further, under the listing standards of the NYSE, without specific approval from the Board, no member of the Audit Committee may serve on more than two public company audit committees in addition to Quaker’s Audit Committee. The Board has determined that Mr. Caldwell’s simultaneous service on the audit committees of more than two public companies in addition to Quaker’s does not impair his ability to effectively serve on Quaker’s Audit Committee.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees. In 2015, the Governance Committee retained the services of RSR Partners, an executive search and leadership consulting firm, to identify potential candidates for nomination to Quaker’s Board, perform candidate outreach, assist in the interview process and provide other related services. RSR Partners identified, among others, Mr. William H. Osborne and Ms. Fay West as potential candidates for Quaker’s Board, who, after being considered and recommended by the Governance Committee, were elected as directors on February 24, 2016.

Shareholder Nominations and Recommendations

The Company’s Restated By-Laws (“By-Laws”) describe how shareholders may nominate candidates for election to our Board of Directors. For our 2017 annual meeting of shareholders, shareholders may nominate a candidate for election to our Board only by sending written notice to our Corporate Secretary at our principal office at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. This notice must be received on or before February 3, 2017, but no earlier than January 4, 2017 (except that if the date of the 2017 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2016 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2017 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2017 annual meeting or, if the first public announcement of the date of the 2017 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.15 and 2.13 of our By-Laws, including, among other things: (i) the name, age, principal occupation and business and residence address of each person nominated; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by each person nominated; (iii) the name and record address of the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (v) a description of any direct and indirect compensation and other monetary agreements, arrangements and understandings, and any other material relationships (including any familial relationships) between the shareholder giving notice (and the beneficial owner) and the nominee and any respective affiliates, associates or others with whom any of them are acting; and (vi) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at http://www.quakerchem.com.

In addition to a shareholder’s ability to nominate candidates to serve on our Board as described above, shareholders also may recommend to the Governance Committee a prospective nominee for its consideration. The Governance Committee will consider timely recommendations received from shareholders regarding director nominee candidates and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a shareholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance Committee applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. No shareholder or group of shareholders recommended a director nominee for election at Quaker’s 2016 annual meeting of shareholders.

Board Oversight of Risk

While the Board has the ultimate oversight responsibility for risk management, consistent with Quaker’s By-Laws, the Board has delegated much of the responsibility for risk management to the standing Committees of the Board. The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks, including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk, such as loss of property, business interruption and other exposures traditionally mitigated through insurance products. In addition, the Compensation/Management Development Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage a level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management, development and succession processes. Finally, from time to time, Quaker faces other risks material to its business and, in those circumstances, the Board (or at times, the Executive Committee) is regularly informed and provides input and advice on actions being considered to mitigate exposures associated with those risks. As appropriate, the Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business through reports from our business units and otherwise. This oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Communications with the Board of Directors; Corporate Governance Guidelines

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o Robert T. Traub, Vice President, General Counsel and Corporate Secretary, at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our website at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary. The references to our website contained in this proxy statement are for informational purposes, and the content of the website is not incorporated by such references in this proxy statement.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Senior Treasury Analyst, each Controller at majority-owned affiliates, Assistant Controller, and other individuals performing similar functions designated by the Board). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity and full Company compliance with all laws affecting the Company’s business.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;

•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or 1-678-999-4552 from outside the United States. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2015. We maintain a current copy of our Financial Code of Ethics for Senior Financial Officers and will promptly post any amendments to or waivers of our Financial Code of Ethics for Senior Financial Officers on our website at http://www.quakerchem.com under the heading Investors/Corporate Governance.

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board has affirmatively determined that five of the six members of the Audit Committee, including its current Chairman, William R. Cook, meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A summary of the duties of each committee follows the table below.

Committee Membership and Meetings Held in 2015
Name	Audit	Compensation/ Management Development	Executive	Governance
Joseph B. Anderson, Jr.	X			X
Patricia C. Barron		X		X
Michael F. Barry			X
Donald R. Caldwell	X	X	CHAIR
Robert E. Chappell			X	CHAIR
William R. Cook	CHAIR		X	X(1)
Mark A. Douglas	X			X
Jeffry D. Frisby	X	X
William H. Osborne(2)		X		X
Robert H. Rock		CHAIR	X
Fay West(2)	X
Number of Meetings in 2015(3)	5	4	1	3

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2015, unless otherwise indicated.

(1)	Committee member since February 24, 2016.

(2)	Mr. Osborne and Ms. West were elected as directors on February 24, 2016. Mr. Osborne was appointed to the Compensation/Management Development and Governance Committees and Ms. West was appointed to the Audit Committee on February 24, 2016.

(3)	The Board of Directors held five regular meetings in 2015. Each director, other than Mr. Osborne and Ms. West, who were elected on February 24, 2016, attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2015.

Time is regularly scheduled for the independent directors to meet as a separate group. The Lead Director acts as chairperson during these sessions.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2015, all directors attended the annual meeting of shareholders, with the exception of Mr. Anderson, as well as Mr. Osborne and Ms. West, both of whom were elected on February 24, 2016.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•

Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.
•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding Quaker’s capital structure and deployment of capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as directors.
•	Reviews the Board’s committee structure and recommends directors to serve as members of each committee.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.
•	Conducts an annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.

•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

The Audit Committee, the Compensation/Management Development Committee and the Governance Committee each operates under a charter. These charters can be found on the Company’s website at http://www.quakerchem.com under the heading Investors/Corporate Governance.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2015 are Robert H. Rock (Chairman), Patricia C. Barron, Donald R. Caldwell and Jeffry D. Frisby, each of whom is an “independent” director. No member of the Compensation/Management Development Committee was, during fiscal 2015, or had previously been, an officer or employee of Quaker or its subsidiaries nor, except as disclosed in “Related Party Transactions” below, had any material interest in a transaction with Quaker or a business relationship with, or any indebtedness to, Quaker, in each case that would require disclosure under applicable rules of the Securities and Exchange Commission. During 2015, no executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

Proposal 2 – Approval of the Global Annual Incentive Plan

At the meeting, you will be asked to approve the amended and restated Quaker Chemical Corporation Global Annual Incentive Plan (the “GAIP”). The GAIP was last amended and restated and approved by shareholders in 2011. Your approval is being requested so that future bonus awards under the GAIP will qualify as performance-based compensation not subject to a limit on deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). Code Section 162(m) places a limit on the amount of compensation that may be deducted by Quaker in any tax year with respect to certain employees (Quaker’s Chief Executive Officer and its three highest compensated officers other than the Chief Executive Officer or the Chief Financial Officer), which we refer to in this proxy statement as “covered employees.” However, certain performance-based compensation, such as compensation payable under the GAIP, should not be subject to this deductibility limit if shareholder approval is obtained.

No bonus will be paid under the GAIP for performance periods beginning after the 2016 annual meeting of shareholders, unless shareholders approve the GAIP at that meeting. If shareholders do not approve the GAIP, however, Quaker may need to take alternative steps to incentivize and compensate its employees, including its Named Executive Officers (as that term is defined below in the Compensation Discussion and Analysis section of this proxy statement). The principal features of the GAIP are summarized below. This summary is qualified in its entirety by the complete text of the GAIP, which is attached as Appendix B to this proxy statement.

The GAIP is intended to provide employees of Quaker or a subsidiary of Quaker, including its Named Executive Officers, with an opportunity to receive incentive bonuses based on the achievement of objective, pre-established criteria and performance targets. Currently, awards are made annually and payment is based on performance during the fiscal year. However, the Compensation/Management Development Committee (the “Committee”) may designate performance periods that are longer or shorter than a fiscal year. For the 2016 calendar year performance period, 487 employees are currently eligible for the GAIP. As described below, the Committee, in its discretion, will select the participants who receive awards and the size of those awards, if the GAIP is approved by shareholders. Therefore, the benefits or amounts that will be received by any participant or group of participants if the GAIP is approved are not currently determinable. Bonuses paid in 2016 to the Named Executive Officers for 2015 performance are set forth in the Summary Compensation Table elsewhere in this proxy statement.

At the beginning of each performance period, the Committee will determine the employees who are eligible to participate and each participant’s maximum award, which typically is a specified percentage of his or her base salary. The Committee will also establish a schedule or matrix of one or more performance criteria and performance targets for each participant (or group of participants) which will show the percentage of the target and maximum award payable under various levels of achieved performance. The Committee may select one or more performance criteria for each participant (or group of participants) from the following list: profit before taxes, profit after taxes, earnings before or after taxes, interest, depreciation and/or amortization, stock price, market share, gross revenue, net revenue, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of these business criteria. The Committee may also modify the business criteria to take into account significant non-recurring items or provide for adjustment to reflect business costs and expenses as the Committee deems appropriate, but any modification or adjustment cannot increase the amount payable to any covered employee unless the modification is specified during the period in which the performance goals must be established. The criteria may be applied to the individual, a division, a regional business unit, Quaker or a subsidiary of Quaker. Additional business criteria on which an individual’s performance may be measured are: implementing policies and plans, negotiating transactions and sales, developing long-term business goals and exercising managerial responsibilities.

The maximum bonus that an eligible employee may earn under the GAIP for a year is set as a percentage of the employee’s base salary. The bonus earned is based on achievement of both corporate financial and individual objectives. Corporate financial objectives are typically determined based on the budget for the coming year with the target bonus set at or around budgeted consolidated net income. The actual bonus varies depending on actual performance. The individual objectives are further divided into regional objectives for regional associates and individual objectives for non-regional associates. The total amount of an individual’s GAIP bonus can never exceed his or her overall maximum bonus opportunity. If the sum of the actual corporate bonus earned and the regional bonus earned exceeds the overall maximum opportunity, the regional bonus earned is limited to the individual’s overall maximum opportunity. Depending upon the performance level achieved, the bonus amount can be as high as the maximum or, if performance in a particular year is at expected levels, then payout will be at target and if below the threshold level(s) of financial performance, no bonus will be paid other than what, if any, may be earned on attainment of individual goals.

At the end of the performance period, the Committee will determine the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained will be applied to the schedule or matrix to determine the percentage (if any) of the participant’s target award earned for the performance period. The Committee may not increase the amount of compensation that would otherwise be payable to a covered employee upon achievement of performance targets, but it may reduce a participant’s award if it believes such action would be in the best interests of Quaker and its shareholders. Bonuses will be paid as soon as practicable after the close of the performance period for which they are earned, in cash or common stock equal in value to the cash otherwise payable. No bonus will be paid to any participant who is not an employee on the date the bonus is scheduled to be paid, with certain exceptions in the event of death, disability, retirement or other circumstances determined by the Committee. Under the GAIP, if there is a change in control (as defined in the GAIP), any earned and unpaid bonus for the prior performance period and the target bonus for the current period will be paid to the participant. Also, if a participant terminates employment before the bonus is paid, the Committee has the discretion to pay the bonus, in full or in part (except that a covered employee may not receive more than a pro rata portion based on active service during the performance period). Except with respect to covered employees, the Committee also has the discretion to pay a bonus if performance targets were not achieved for the performance period.

A participant’s right to receive a bonus under the GAIP, to retain that bonus and to retain any profit or gain associated with a non-cash bonus are all subject to any recoupment or “clawback” policy adopted by Quaker.

The maximum cash bonus that may be paid to any individual with respect to performance periods ending in any year is $3,000,000. The maximum stock bonus that may be paid to any individual with respect to performance periods ending in any year is 100,000 shares of common stock. A total of 500,000 shares of common stock has been reserved for bonuses under the GAIP of which 304,900 shares remain available for future bonuses and have been registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8. Given this remaining reserve, Quaker does not currently intend to file a registration statement for additional shares of Quaker common stock subject to the GAIP. The Company will continue to monitor the reserve amount and intends to maintain an adequate reserve for future bonuses awarded under the GAIP. The stock limits will be adjusted to reflect certain changes in Quaker’s capitalization, such as stock splits and stock dividends. If an award expires, terminates, is forfeited or is settled in cash rather than common stock, the common stock not issued under that award will again become available for grant under the GAIP. The closing price of the common stock on March 1, 2016 was $80.37.

The Board of Directors may amend, suspend or terminate the GAIP. However, shareholder approval is required to change the class of individuals eligible to participate in the GAIP, the performance criteria from which the Committee may select, and the maximum amount payable to any individual with respect to performance periods ending in any year. In addition, no awards made will be made under the GAIP for performance periods beginning after the 2021 annual meeting of shareholders, unless shareholder approval is obtained at that meeting or an earlier meeting, as required by Section 162(m) of the Code. It is Quaker’s policy to take all reasonable action to maximize the deductibility of all performance-based compensation. However, Quaker reserves the right to award compensation that would not be deductible for purposes of Section 162(m) of the Code in appropriate circumstances. The Board of Directors recommends that the GAIP be approved by shareholders.

Equity Compensation Plans

The following table sets forth certain information relating to Quaker’s equity compensation plans as of December 31, 2015. The number of securities reflected in the table are references to shares of Quaker common stock.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	99,671	$71.73	642,116	(1)

Equity compensation plans not approved by security holders	-	-	-

Total	99,671	$71.73	642,116

(1)	As of December 31, 2015, 304,900 of these shares were available for issuance as restricted stock awards under the GAIP, 266,314 shares were available for issuance upon the exercise of stock options, and/or as restricted stock awards, and/or restricted stock units under the Company’s 2011 Long-Term Performance Incentive Plan, and 70,902 shares were available for issuance under the 2013 Director Stock Ownership Plan.

The affirmative vote of a majority of votes cast by Quaker’s shareholders at the meeting is required for approval of this Proposal 2. Abstentions will be counted as votes cast and therefore will have the same effect as a vote “Against” this Proposal 2. Broker non-votes will not be counted as votes cast.

The Board of Directors recommends that you vote “FOR” approval of the amended and restated Global Annual Incentive Plan.

Proposal 3 – Approval of the 2016 Long-Term Performance Incentive Plan

At the meeting, you will be asked to approve the Quaker Chemical Corporation 2016 Long-Term Performance Incentive Plan (“2016 LTIP”). The 2016 LTIP was approved by the Board of Directors on February 24, 2016 and is subject to shareholder approval. No awards will be granted under the 2016 LTIP unless and until it is approved by our shareholders. The Board of Directors believes that the 2016 LTIP is necessary for Quaker to attract, retain and motivate employees (including its Named Executive Officers), non-employee directors and consultants. Quaker has been using the 2011 Long-Term Performance Incentive Plan (“2011 LTIP”) for employees to achieve these goals. However, as of March 1, 2016, fewer than 173,568 shares of common stock were available for the granting of future awards under the 2011 LTIP. Therefore, the Board of Directors recommends approval of the 2016 LTIP so that Quaker may continue to attract, retain and motivate employees, non-employee directors and consultants through the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock grants and performance incentive units.

The 2016 LTIP is intended to replace the 2011 LTIP. If you approve the 2016 LTIP, no more grants or awards will be made under the 2011 LTIP—but any grants or awards made before the 2016 annual meeting of shareholders will continue in effect. If shareholders do not approve the 2016 LTIP, Quaker may need to take alternative steps to incentivize and compensate its employees (including its Named Executive Officers), non-employee directors and consultants.

The principal features of the 2016 LTIP are summarized below. This summary is qualified in its entirety by reference to the 2016 LTIP, which is attached as Appendix C to this proxy statement.

General

Types of Awards. There are six types of awards that may be granted under the 2016 LTIP:

•	options to purchase common stock;
•	stock appreciation rights which give the participant the right to appreciation in the value of common stock between the date of grant and the date of exercise;
•	restricted stock which is common stock that vests on achievement of performance goals (referred to as performance stock) or other conditions such as continued employment for a stated period;
•

restricted stock units which represent the right to receive common stock (or cash) on achievement of performance goals (referred to as performance stock units) or other conditions such as continued employment for a stated period;

•	stock grants that are fully vested; and
•	performance incentive units which represent the right to receive cash on achievement of performance goals.

Common Stock Available. Quaker has reserved 600,000 shares of common stock for issuance under the 2016 LTIP. During any calendar year, no employee may be granted:

•	options covering more than 300,000 shares of common stock;
•	stock appreciation rights representing appreciation on more than 300,000 shares of common stock;
•	performance stock for more than 300,000 shares of common stock; or
•	performance stock units representing more than 300,000 shares of common stock.

In addition, there are limits on the total number of shares of common stock available for certain types of awards over the life of the 2016 LTIP: restricted stock (300,000 shares); restricted stock units (300,000 shares); and stock grants (250,000 shares). Each of these limits is subject to adjustment for certain changes in Quaker’s capitalization such as stock dividends, stock splits, combinations or similar events. If an award expires, terminates, is forfeited or is settled in cash rather than common stock, the common stock not issued under that award will again become available for grant under the 2016 LTIP.

The closing price of the common stock on March 1, 2016 was $80.37.

Administration. The Compensation/Management Development Committee has the authority to administer the 2016 LTIP. The Committee has considerable discretion in setting the terms of awards granted to employees, non-employee directors and consultants. The Board or the Committee may also establish another Board committee (such as a committee of which the Chairman of the Board is the sole member) to make awards to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Eligibility. Employees of Quaker and its subsidiaries and non-employee directors and consultants of Quaker are eligible to receive awards under the 2016 LTIP. Non-employee directors and consultants are not eligible to receive incentive stock options or performance incentive units. The Committee selects the employees, non-employee directors and consultants who will receive awards under the 2016 LTIP. Generally, the employees selected to receive awards will be those employees who hold positions that enable them to have an impact on the long-term success of Quaker and its subsidiaries. There are currently approximately 60 employees and 10 non-employee directors currently eligible to receive awards under the 2016 LTIP. There are no consultants currently eligible to receive awards under the 2016 LTIP.

New Plan Benefits. As described above, the Committee, in its discretion, will select the participants who receive awards and the size and types of those awards, if the 2016 LTIP is approved by shareholders. Therefore, the benefits or amounts that will be received by any participant or group of participants if the 2016 LTIP is approved are not currently determinable. Awards made to the Named Executive Officers in 2015 under the 2011 LTIP are set forth in the Grants of Plan-Based Awards Table elsewhere in this proxy statement. The values of outstanding equity awards granted to non-employee directors in 2015 under the 2011 LTIP are set forth in the Director Compensation Table elsewhere in this proxy statement.

Stock Options

The Committee may award incentive stock options and non-qualified stock options. Incentive stock options offer employees certain tax advantages that are not available for non-qualified stock options. The Committee determines the terms of the options, including the number of shares of common stock subject to the option, the exercise price and when the option becomes exercisable. However, the per share exercise price of an option may not be less than the fair market value of a share of common stock on the date the option is granted, and the option term may not exceed 10 years.

When an employee, non-employee director or consultant terminates service, his or her option may expire before the end of the otherwise applicable option term. For example, if an employee or non-employee director retires after attaining age 60 or dies, his or her options generally remain exercisable for up to three years after termination of service. If the employee or non-employee director terminates his or her service with Quaker due to disability, his or her options generally remain exercisable for the full option term. Termination of service for cause results in termination of options. The Committee has the discretion to determine the exercise period after termination of service for other reasons.

An employee, non-employee director or consultant may pay the exercise price of an option in cash or its equivalent. The Committee may also permit an optionee to pay the exercise price by surrendering previously acquired shares of common stock, withholding shares issuable upon exercise of the option, through a so-called “broker-financed transaction,” or in any combination of such methods. The 2016 LTIP permits an employee to pay the tax withholding obligation with shares of common stock issuable upon the exercise of the option or previously acquired shares.

Stock Appreciation Rights

The Committee may award stock appreciation rights to employees, non-employee directors and consultants. A stock appreciation right entitles the grantee to receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the fair market value on the date of grant. The Committee determines whether this amount will be paid in cash, common stock or a combination of cash and common stock. The Committee also determines the terms and conditions of stock appreciation rights, such as when the stock appreciation right becomes exercisable. However, the term of the stock appreciation right may not exceed 10 years.

When an employee, non-employee director or consultant terminates service, his or her stock appreciation rights may expire before the end of the otherwise applicable stock appreciation right term. The period during which the stock appreciation right may be exercised is the same as the period for options, discussed above.

Restricted Stock

The Committee may make restricted stock awards to employees, non-employee directors and consultants. A restricted stock award is an award of common stock that is subject to certain restrictions during a specified period, such as an employee’s continued employment with Quaker or the achievement of certain performance goals. Quaker holds the common stock during the restriction period and the grantee cannot transfer the shares before the end of that period. The grantee is, however, generally entitled to vote the common stock and receive any cash dividends declared and paid on Quaker’s common stock during the restriction period.

For performance stock awards, the restrictions lapse only to the extent performance goals established by the Committee are met. The Committee may select one or more performance criteria for each performance stock award from the following list: profit before taxes, earnings before or after taxes, interest, depreciation and/or amortization, stock price, market share, gross revenue, net revenue, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria. The criteria may be applied to the individual, a division, a regional business unit, Quaker or a subsidiary of Quaker. Additional business criteria on which an individual’s performance may be measured are implementing policies and plans, negotiating transactions and sales, developing long-term business goals and exercising managerial responsibility.

The restrictions lapse for restricted stock awards that are not performance stock awards on the earliest of the date or event determined by the Committee.

Restricted Stock Units

The Committee may award restricted stock units to employees, non-employee directors and consultants. Each restricted stock unit represents the right to receive one share of common stock (or cash equal in value) when the restricted stock unit vests. Restricted stock units vest at such time, and upon satisfaction of any conditions, as determined by the Committee. A bookkeeping account is established for each recipient of a restricted stock unit award that shows the number of restricted stock units granted, and may include full and fractional restricted stock units representing any cash dividends prior to the date the restricted stock unit vests.

Performance stock units vest only to the extent performance goals established by the Committee are met. The Committee may select one or more performance criteria for each award of performance stock units from the above list for performance stock awards. Restricted stock units that are not performance stock units vest on the date or event determined by the Committee.

Stock Grants

The Committee may make awards of unrestricted common stock to employees, non-employee directors and consultants. The stock grants are fully vested on the date granted.

Performance Incentive Units

Performance incentive units provide employees with an opportunity to receive payments in cash based on the achievement of objective, pre-established criteria and performance targets. The Committee expects to award performance incentive units annually. The Committee also expects that the performance periods will continue for three years. Therefore, the performance periods will overlap.

At the beginning of each performance period, the Committee will determine the employees who will receive performance incentive units and each participant’s target award. The Committee will also establish a schedule or matrix of one or more performance criteria and performance targets for each participant (or group of participants) which will show the percentage of the target award payable under various levels of achieved performance. The Committee may select one or more performance criteria for each participant (or group of participants) from the above list for performance stock awards.

At the end of the performance period, the Committee will determine the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained will be applied to the schedule or matrix to determine the percentage (if any) of the participant’s target award earned for the performance period. The Committee may not increase the amount of compensation that would otherwise be payable to a covered employee upon achievement of performance targets, but it may reduce a participant’s award if it believes such action would be in the best interests of Quaker and its shareholders. Performance incentive units will be paid as soon as practicable after the close of the performance period for which they are earned. Generally, no payment will be made to any participant who is not an employee on the date payment is scheduled to be made, with certain exceptions in the event of death, disability, retirement or other circumstances determined by the Committee. In addition, if a participant terminates employment before payment is made, the Committee has the discretion to make the payment, in full or in part (except that a covered employee may not receive more than a pro rata portion based on active service during the performance period). Except with respect to covered employees, the Committee also has the discretion to make a payment if performance targets were not achieved for the performance period.

The maximum amount that may be paid to any individual with respect to performance incentive units in any year is five times the participant’s base salary, or $5,000,000, whichever is less.

Miscellaneous

Transferability. Awards generally are not transferable, except by will or under the laws of descent and distribution. The Committee has the authority, however, to permit an employee, non-employee director or consultant to transfer non-qualified stock options and stock appreciation rights to certain permitted transferees.

Acceleration of Vesting. All awards (other than performance-based awards) vest on a pro rata basis (based on active service during the applicable vesting period) upon a termination due to death, disability, or retirement on or after age 60. The Committee may, in its discretion, provide for the acceleration or continuation of the vesting of all awards (other than performance-based awards) following termination of service, if it determines that to do so would be in the best interests of Quaker. Upon a change in control of Quaker (as defined in the 2016 LTIP), all outstanding options and stock appreciation rights become exercisable, all outstanding restricted stock (other than performance stock) becomes vested, and all outstanding restricted stock units (other than performance stock units) become vested. In addition, for the performance period in which the change in control occurs, the participant will receive a pro rata payment for all of his or her performance stock, performance stock units and performance incentive units, based on the target for each award for that performance period if the participant is employed by Quaker (or the successor) on March 1 following the change of control or if involuntarily terminated without cause within a limited period of time prior to such March 1.

Change in Capitalization/Certain Corporate Transactions. If there is a change in Quaker’s capitalization that affects its outstanding common stock, the Committee will adjust the kind and aggregate number of shares of common stock subject to awards, together with the option exercise price and amount over which appreciation of stock appreciation rights is measured. The 2016 LTIP also provides that, in the event of a merger, consolidation or other specified corporate transaction, the Committee may (i) terminate outstanding awards after providing notice to holders specifying a period of time by which they may exercise their options or (ii) terminate outstanding awards and pay to the holders the value of such awards based upon the price per share of stock received or to be received by other shareholders of Quaker in the event (except that underwater options would receive no payment).

Effective Date. The 2016 LTIP became effective on February 24, 2016, subject to shareholder approval.

Amendment/Termination. The Committee may amend outstanding awards, and the Board of Directors may amend or suspend the 2016 LTIP. However, shareholder approval is required for (1) any material amendment to the 2016 LTIP (as defined under applicable NYSE Listing Standards), (2) an amendment to “reprice” an outstanding option or stock appreciation right, and (3) certain amendments of which the 2016 LTIP requires shareholder approval, such as an increase in the number of shares of common stock authorized for issuance of incentive stock options and a change in the class of employees who may receive incentive stock options under the 2016 LTIP. Requisite shareholder approval is also required for any amendment that would require shareholder approval under Section 162(m) of the Code, to the extent compliance with this section is desired. In addition, no performance stock, performance stock units or performance incentive units will be granted for performance periods beginning after the 2021 annual meeting of shareholders, unless shareholder approval is obtained at that meeting or an earlier meeting, as required by Section 162(m) of the Code.

The Board of Directors may terminate the 2016 LTIP at any time and for any reason. No awards will be granted under the 2016 LTIP after February 23, 2026, or any earlier termination date determined by the Board.

Clawback. A participant’s right to receive an award, to retain amounts payable under the award, and to retain any profit or gain associated with a non-cash award are all subject to any recoupment or “clawback” policy adopted by Quaker.

Registration under the Securities Act of 1933. Quaker intends to file with the Securities and Exchange Commission a Registration Statement on Form S-8 to register the shares of Quaker common stock subject to the 2016 LTIP as soon as practicable after receiving shareholder approval of the 2016 LTIP.

Federal Income Tax Consequences – Options

Quaker has been advised that the Federal income tax consequences of granting and exercising options under the 2016 LTIP are as follows (based on Federal tax laws and regulations, as of January 1, 2016). The grant of an option does not result in Federal income tax consequences for the optionee or a deduction for Quaker.

When an option is exercised, the Federal income tax consequences depend on whether the option is an incentive stock option or a non-qualified stock option. An optionee exercising a non-qualified stock option will recognize ordinary income equal to the difference between the fair market value of the stock exercised (on the date of exercise) and the exercise price. An employee will not recognize taxable income as a result of acquiring stock by exercising an incentive stock option. The difference between the fair market value of the exercised stock on the date of exercise and the exercise price will, however, generally be treated as an item of adjustment for purposes of alternative minimum taxable income. If the employee holds the stock he receives on exercise of an incentive stock option for a required period of time, the employee will have capital gain (or loss) when the stock is later disposed of. If the employee does not hold the stock for the required period of time, the employee will generally have ordinary income when the stock is disposed of.

When an optionee recognizes ordinary income on the exercise of a non-qualified stock option or the sale of stock acquired on exercise of an incentive stock option, Quaker is generally entitled to a deduction in the same amount. Certain requirements, such as reporting the income to the IRS, must be met for the deduction to be allowable. Also, for the CEO and the three other highest compensated officers, Quaker’s deduction may be contingent on certain factors such as the grant being made by a committee of outside directors.

The affirmative vote of a majority of votes cast by Quaker’s shareholders at the meeting is required for approval of this Proposal 3. Abstentions will be counted as votes cast and therefore will have the same effect as a vote “Against” this Proposal 3. Broker non-votes will not be counted as votes cast.

The Board of Directors recommends that you vote “FOR” approval of the 2016 Long-Term Performance Incentive Plan.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis section is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table below. When we use the term “executive officers,” we mean the Named Executive Officers for fiscal 2015, who are Michael F. Barry, Margaret M. Loebl, Mary Dean Hall, D. Jeffry Benoliel, Jan F. Nieman and Joseph A. Berquist, as well as the Company’s other senior officers.

Executive Summary

Quaker’s Compensation/Management Development Committee (the “Committee”) has implemented executive compensation programs designed to reward performance. The Company is engaged in a highly specialized business with a broad global footprint, requiring a management team with specific skills and knowledge. The Committee believes that our compensation programs must be competitive in order to attract and retain high performance executives with the requisite skill set and performance orientation.

In fiscal 2015, Quaker’s executive team successfully managed the Company to post record non-GAAP earnings per diluted share and record adjusted EBITDA results despite a weak global economy (particularly in the Europe, Middle East and Africa (“EMEA”) and South America regions), a decline in global steel production and a continued significant negative impact from foreign exchange rate translation. Non-GAAP earnings per diluted share increased by 4% as compared to fiscal 2014 (notwithstanding the negative impact from foreign exchange rate translation), and the Company’s adjusted EBITDA exceeded $100 million for the year for the first time in Company history. Further, the Company’s net operating cash flow increased by 34% to $73.4 million and our overall gross margins expanded by approximately 2% to 37.6% as compared to fiscal 2014 in each case. Lastly, our average stock price in 2015 was $83.29 per share compared to $76.41 per share in the prior year and $66.29 per share in 2013, an almost $7 increase over last year.

In this Compensation Discussion & Analysis, we refer to non-GAAP earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. A full discussion of our use of non-GAAP earnings per diluted share and adjusted EBITDA to enhance a reader’s understanding of the financial performance of the Company, and a reconciliation of these measures to earnings per diluted share and net income attributable to Quaker, respectively, can be found in “Non-GAAP Measures” of Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

In making decisions about fiscal 2015 salaries and performance targets, the Committee also considered fiscal 2014 corporate performance. Factors affecting the key components of our executive compensation programs for fiscal 2015 were:

•

Adjusted Net Income. Adjusted net income is a key metric for the corporate component of the Company’s annual cash incentive awards (the adjustments to net income for purposes of setting these targets are explained in greater detail below). Performance with respect to this metric for fiscal 2015 was slightly above target level and resulted in a payout representing 50% of the maximum payment for the corporate component of the annual cash incentive awards for the Named Executive Officers.

•

Quaker’s Stock Performance. Long-term incentives make up a significant portion of each of the Named Executive Officers’ compensation. In order to align the Named Executive Officers’ incentives with our shareholder returns, the value to be earned on our long-term awards is directly linked to the performance of our stock. The equity component of these incentives is tied to stock performance and the amount payable on our cash awards is based on our total shareholder return (which is defined as the year-over-year stock price increase or decrease plus dividends paid) as compared to a specific peer group. Our Named Executive Officers’ long-term incentive compensation for 2015 related to equity awards was slightly higher than that of 2014, and the cash component paid out at a similar rate as compared to the prior year. For the cash component of this long-term incentive, Quaker’s three-year total shareholder return of 45% resulted in a peer group ranking at the 86th percentile. This three-year total shareholder return resulted in a cash payout of 100% of the maximum amount provided for the three-year period ended in 2015.

•

Benchmarking. Based on our review of competitive benchmarking for compensation and our results of operations in 2014, we rewarded our Named Executive Officers with salary and/or incentive compensation increases in 2015, other than Ms. Hall who was appointed as Chief Financial Officer (“CFO”), effective November 30, 2015.

Quaker’s overall compensation strategy and specific programs have not changed over the past several years as we have strived to maintain a consistent year-over-year approach to ensure that our compensation remains predictable and competitive to the market, as well as fair and reasonable. In particular, we have continued to:

•	Use benchmarks for total direct compensation and long-term compensation to mitigate the possibility of inappropriate risk taking on the part of executives;
•

Align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more compensation is incentive-pay dependent and the more incentive pay is long-term oriented; and

•	Reward long-term performance with cash compensation measured by total shareholder return and stock-based compensation in order to align the interests of management directly with our shareholders.

Consistent with this approach, we seek and receive approval from our shareholders regarding incentive plans that are used to attract, motivate, retain and reward our executives. Two of our incentive plans are being presented to the shareholders for approval at the 2016 annual meeting of shareholders and are more fully described under Proposal 2 and Proposal 3 of this proxy statement.

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance, pay practices in the Company’s industry and prudent risk taking to achieve sustainable shareholder value creation. The Committee has again determined that the Company’s current compensation programs are not likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups.

At the Company’s 2014 annual meeting of shareholders, the shareholders overwhelmingly voted, on an advisory basis, to approve the Company’s compensation of our Named Executive Officers. Further, at the Company’s 2011 annual meeting of shareholders, the shareholders also voted to recommend an advisory vote on the Company’s compensation once every three years and the Company continues to follow this recommendation. Given the significant level of support received in the 2014 advisory vote, the Board of Directors and Committee have not made any material changes to our executive compensation policies and decisions. Our shareholders will again vote, on an advisory basis, on our compensation program at the 2017 annual meeting of shareholders.

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole and deliver value to our shareholders. To attract and retain talented senior level managers, we have adopted a compensation approach that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker compensates its executive officers (who for 2015 include our Chairman, CEO and President and our vice presidents) through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments and a competitive benefits package comprising medical, life, disability and retirement using both qualified and non-qualified programs, where appropriate.

Administrative Practices

The Committee is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of “independent” members of our Board of Directors under our Corporate Governance Guidelines and the listing standards of the NYSE. Five members of our Board, Patricia C. Barron, Donald R. Caldwell, Jeffry D. Frisby, William H. Osborne and Robert H. Rock (Chairman) currently sit on the Committee. The Committee’s responsibilities include the evaluation of, approval of, and recommendation to Quaker’s Board of Directors with respect to the plans, policies and programs related to the compensation of the Company’s executive officers and, in the Committee’s discretion, the engagement of an outside compensation consultant. The Committee works closely with members of management in fulfilling its duties. Management provides the necessary information and coordinates with the Committee’s outside consultants, when appropriate, to ensure that the Committee is sufficiently informed when taking action or recommending action on compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed on the Company’s website at http://www.quakerchem.com under the heading Investors/Corporate Governance.

To the extent possible, the Committee seeks to structure the compensation of our executives so that the compensation paid to executive officers is deductible for Federal income tax purposes. The Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interests to do so. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to certain components of the compensation paid to certain of our executive officers. The compensation paid pursuant to our cash-based annual plan and the cash portion of our long-term incentive plan are generally designed to qualify as “performance-based compensation” for purposes of Section 162(m) and are not subject to this limitation. Base salaries and the time-based restricted stock portion of our long-term incentive plan do not qualify as “performance-based” compensation under the requirements of Section 162(m). For fiscal 2015, compensation for Mr. Barry exceeded the Section 162(m) limitation due primarily to the vesting of time-based restricted stock awarded under our long-term incentive plan.

Benchmarking Data

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. To assist Quaker in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, for 2015, the Committee engaged Willis Towers Watson

(“Towers Watson”), a leading global professional services company with specific expertise in the areas of benefits, talent management, rewards and risk and capital management, as an independent consultant on compensation issues. In addition, the Committee asked Towers Watson to conduct an executive compensation study and analysis and provide the Committee with benchmarking data and counsel on compensation issues. Towers Watson provided no other services to the Company other than advising the Committee on executive compensation matters and advising the Governance Committee on board compensation matters as further discussed below. Management had no role in selecting the Committee’s compensation consultant. The Committee has assessed the independence of Towers Watson pursuant to Securities and Exchange Commission rules and concluded that Towers Watson’s work for the Committee and the Governance Committee does not raise any conflict of interest.

Due to our size and diversity of our businesses around the world, we have not identified one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Therefore, our primary benchmarks for 2015 total direct compensation for our executive officers were derived from compensation information provided by Towers Watson that is a blend of Peer Group (as defined below) compensation data and broader group data comprising a composite of credible, published executive compensation surveys. The Peer Group data reflects the Peer Group developed by a previous compensation consultant as well as Towers Watson. This Peer Group includes data for 13 publicly traded firms in the chemicals industry, similar in size (as measured by revenue and market capitalization) to Quaker. The Peer Group companies are: Aceto Corporation, American Vanguard Corporation, Buckeye Technologies Inc., Cabot Microelectronics Corporation, Calgon Carbon Corporation, Hawkins, Inc., Innophos Holdings, Inc., Innospec Inc., Landec Corporation, LSB Industries, Inc., OM Group, Inc., OMNOVA Solutions Inc. and Rogers Corporation (collectively, the “Peer Group”). Data for international Managing Directors is derived from surveys for their respective geographies. Though the Committee closely analyzes the data provided by Towers Watson, it exercises its discretion in the weight it assigns to this data in making compensation decisions.

We generally aim to benchmark total direct compensation to the market 50th percentiles. We believe the philosophy of targeting total direct compensation to the market 50th percentiles reduces the possibility of excessive risk taking on the part of executives in order to achieve performance targets at the maximum levels. This approach is the starting point of the analysis as other factors are taken into consideration, including experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

In determining 2015 compensation for the Named Executive Officers, the Committee used the benchmarking data Towers Watson had provided in late 2014 and various other factors, as described above. Ms. Loebl’s, Ms. Hall’s and Mr. Berquist’s targeted total direct compensation for 2015 was between the 25th and 50th percentiles of Towers Watson’s comparative data. Ms. Hall replaced Ms. Loebl as CFO in late November of 2015. Messrs. Barry’s, Benoliel’s and Nieman’s targeted total direct compensation for 2015 was at or near the 50th percentile of benchmark levels based on U.S. data. Total compensation earned in 2015 for each Named Executive Officer is reflected in the Summary Compensation Table below.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, has developed, in consultation with Towers Watson, guidelines for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more total compensation is dependent on incentive pay and the more the incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

In the case of Mr. Barry, the guidelines for base salary range from 27% to 41% of total compensation, for annual cash incentive bonus from 20% to 22% of total compensation and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers for base salary range from 50% to 68% of total compensation, for annual cash incentive bonus from 15% to 21% of total compensation and for long-term compensation from 15% to 30% of total compensation.

Base Salary

Each year, the Committee reviews and discusses the base salaries of our executive officers. The Committee’s final determination of salary increases depends on a number of factors, including market data reported by Towers Watson, specific position responsibilities and scope, experience and tenure, current job performance and Quaker’s overall financial results. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of all of the factors referenced above, in 2015, the Committee recommended, and the Board approved, salary increases for each of the Named Executive Officers, except for Ms. Hall given her appointment as CFO effective on November 30, 2015. Mr. Barry’s salary increase is described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2015 are described in the table below:

Named Executive Officer	Initial Base Salary Rate ($)	New Base Salary Rate ($)		Base Salary Received ($)

Margaret M. Loebl	339,900	346,698	(1)	248,162	(3)

Mary Dean Hall	350,000	N/A	(2)	30,513	(4)

D. Jeffry Benoliel	335,361	345,422	(1)	343,326

Jan F. Nieman	318,108	324,470	(1)	323,145

Joseph A. Berquist	286,000	300,300	(1)	297,321

(1)	Salary increase, effective March 16, 2015.

(2)	Ms. Hall did not receive a raise in 2015 given her appointment as CFO, effective November 30, 2015.

(3)	Ms. Loebl’s base salary is for the period through her resignation as CFO, effective September 18, 2015.

(4)	Reflects salary paid to Ms. Hall from November 30, 2015 through December 31, 2015.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus, which is determined under the Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide associates of Quaker or its subsidiaries with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. Bonuses under the GAIP may be paid in cash or in Quaker common stock, although we generally pay the GAIP bonus in cash, absent unusual circumstances.

The maximum bonus that an eligible associate may earn under the GAIP for a year is a percentage of the associate’s base salary. Those percentages for performance during 2015 (resulting in the GAIP payment in early 2016) are shown in the chart below. The bonus earned is based on achievement of both corporate financial and individual objectives. Corporate financial objectives are typically determined based on the budget for the coming year with the target bonus (48% of the maximum) set at or around budgeted consolidated net income. The actual bonus varies depending on actual performance. The individual objectives are further divided into regional objectives for regional associates (Mr. Berquist) and individual objectives for non-regional associates (Messrs. Barry, Benoliel, Nieman and Mses. Loebl and Hall). Regional executive officers have the opportunity to earn up to a maximum of 18.75% (which represents 182% of target) of their base salary on achievement of their regional objectives as opposed to a maximum of 10.31% for individual objectives for non-regional associates (excluding the CEO who can earn a higher amount). The CEO can earn a maximum of 22.55% of his base salary for achieving individual objectives. The Committee determined that the higher potential individual objective percentages for the CEO is warranted due to his heightened responsibility and experience, in light of relevant market data. To achieve the maximum regional bonus, regional operating income must exceed budgeted levels and other regional financial and non-financial goals must be met. In addition, because the total amount of an individual’s GAIP bonus can never exceed his or her overall maximum bonus opportunity, if the sum of the actual corporate bonus earned and the regional bonus earned exceeds the overall maximum opportunity, the regional bonus earned is limited to the individual’s overall maximum opportunity. The rationale for providing this opportunity to regional executive officers is to reward them with up-side potential in years where there is strong performance in the applicable region but overall corporate performance is lower due to weakness in other regions or other factors negatively impacting the corporate component of the bonus. The specific corporate financial goals and individual goals, respectively, for performance during 2015 are discussed below under the headings “Corporate Financial Goals” and “Individual Goals.”

The following chart shows, as a percentage of base salary, the maximum potential bonus and the bonus amounts payable on target achievement and maximum achievement, allocated between corporate and individual objectives for 2015. The table also shows the percentage and amount of base salary actually paid as a result of achievement during 2015.

Named Executive Officer	Maximum GAIP Bonus Opportunity (as a % of base salary)(1)		Corporate Financial Objectives (as a % of base salary)			Individual Objectives (as a % of base salary)				Total GAIP Bonus Earned and Paid ($)
			Target	Maximum	Achieved(2)	Target	Maximum(1)	Achieved(3)

Michael F. Barry	164	(4)	67.65	141.45	70.93	22.55	N/A	22.55		710,448

Margaret M. Loebl	75		30.94	64.69	N/A	10.31	N/A	N/A		N/A

Mary Dean Hall	75		N/A	N/A	N/A	N/A	N/A	N/A		144,375	(6)

D. Jeffry Benoliel	75		30.94	64.69	32.44	10.31	N/A	10.31		147,668

Jan F. Nieman	75		30.94	64.69	32.44	10.31	N/A	10.31		138,711

Joseph A. Berquist	75		30.94	64.69	32.44	10.31	18.75	13.84	(5)	138,964

(1)	The maximum bonus payable on account of achieving corporate financial objectives and individual objectives may not exceed the overall maximum GAIP bonus opportunity. If the sum of an individual’s actual corporate bonus earned and individual or regional bonus earned exceeds his or her maximum GAIP bonus opportunity, the individual or regional bonus earned is limited to the individual’s maximum GAIP bonus opportunity.

(2)	All eligible participants earned an award slightly above target level for the corporate component of the GAIP bonus, receiving an award equal to 50% of the maximum amount for the corporate component of such bonus. See “Corporate Financial Goals” below for further details.

(3)

The Company determined that Messrs. Barry, Benoliel and Nieman each achieved their individual (personal) goals and, therefore, awarded them 100% of the target portion of the GAIP bonus attributable specifically to individual goals. (For non-regional associates, no more than the target amount may be achieved for individual goals.) Ms. Hall did not have specific goals for 2015 given her election as CFO, effective November 30, 2015. Ms. Loebl did not receive a GAIP bonus for 2015 due to her resignation, effective on September 18, 2015.

(4)	In 2015, Mr. Barry’s maximum annual incentive award opportunity was 164% of his base salary. The applicable maximum annual incentive award opportunity for our other Named Executive Officers was 75% of their base salary per their employment agreements. The Committee determined that the CEO be provided with a higher GAIP maximum bonus opportunity based on benchmarking of market data for similar CEO positions.

(5)	The performance of Mr. Berquist for his individual regional goals was at a level equal to 134% of the target regional opportunity he could have earned, as explained in detail below.

(6)	Ms. Hall was paid this GAIP bonus amount per the terms of her Employment Agreement dated November 30, 2015.

Corporate Financial Goals

The corporate financial goals for the 2015 GAIP bonuses were based on the Company’s consolidated net income and were set at $53.7 million of net income at threshold (the level at which the bonus pool began to accumulate), $59.6 million of net income at target and $65.6 million of net income at maximum. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2015 budgeted adjusted net income of $59.6 million, the level of improvement over 2014 adjusted net income and the difficulty of achieving these targets in a very challenging business and weak global economic environment.

When the Committee set the 2015 GAIP targets, it also approved certain significant non-budgeted business circumstances for which adjustment could be made by the Committee to the reported net income for purposes of calculating the award. They included site consolidation expenditures for consolidating U.S. operations beyond budgeted amounts; customer bankruptcies or customer plant shutdowns; change in accounting principles; unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first-year acquisition costs/losses; adverse legal judgments, settlements, litigation expenses, and legal (including value-added-tax (“VAT”) assessments) and environmental reserves; expenditures for discretionary Board initiated or approved corporate actions, plans or major initiatives, including individual personnel actions; and changes in foreign exchange rates. To be “significant” an individual effect must have a pre-tax impact of at least $200,000, or the pre-tax equivalent for tax adjustments. No adjustment to earnings is applied unless the aggregate total of all effects is at least $1 million on a pre-tax basis.

In 2015, reported net income was $51.2 million. Under this net income level, a corporate award equal to 13% of the corporate maximum would be earned. The Committee considered five non-budgeted items in determining the actual payout percentage. Such five non-budgeted items reflect non-GAAP items outlined in our reported financial results for fiscal 2015. The Committee used its discretion to adjust the net income amount downward to exclude the equity income from a captive insurance company. The Committee also adjusted the net income upward to adjust for charges taken related to a global restructuring program, costs related to the streamlining of operations in our South America region, charges for customer bankruptcies in the U.S. region, certain non-recurring acquisition-related costs, as well as adjusting for the write-down of certain assets related to the currency conversion of the Venezuelan Bolivar Fuerte. The Committee could also have adjusted upward to reflect the significant negative impact from foreign exchange rate translation but chose to not make such adjustment. Accordingly, taking into account the five adjustments made by the Committee, all participants earned an award equal to 50% of the maximum potential for the corporate component of the overall GAIP bonus. The Committee determined that while the percentage award for the corporate component would be lower if no adjustments were made, such adjustments better reflect actual Company financial performance.

Individual Goals

When setting the individual goals under the GAIP, the Committee receives specific input from the CEO and reviews the approved operating plan for the upcoming fiscal year. The CEO also recommends the goals for the other Named Executive Officers and works with the Committee to determine his own individual goals. The Committee works closely with the CEO to review and analyze the selected performance metrics and the probabilities and risks of achieving these metrics. Ultimately, the Committee approves the individual goals for the CEO and the other Named Executive Officers. For 2015, the Committee determined that these goals were difficult for the Named Executive Officers to achieve but achievable with substantial effort by each of them.

In 2015, Mr. Barry’s individual goals included, among other things, achieving the 2015 financial plan (with focus areas including sales, cash flow generation and EBITDA (which we defined as net income before interest, taxes, depreciation and amortization) growth per the approved budget); executing the Company’s strategic plan for each business segment (with focus areas including strengthening key account management and the development of a global training program for same); strengthening the Company for the future (including successfully implementing revised cyber-security and disaster recovery programs, completing an analysis of a business transformation project in one of the Company’s regions, implementing a new business intelligence system and implementing certain diversity and inclusion projects); making successful acquisitions, if appropriate, as well as reviewing all recent acquisition progress with the Board of Directors; completing major Company programs (including the Company’s safety and sustainability initiatives, the finalization of facility plans and completing the Company’s “economic value added” performance analysis for various business segments); and providing appropriate governance and risk management for the Company (including having no material weaknesses or restatements to earnings in 2015 and updating the Board on the Company’s enterprise risk management actions in 2016). Because the Committee determined that Mr. Barry had met his established individual GAIP goals, he was awarded 100% of his individual objectives portion of the GAIP bonus. The majority of Mr. Barry’s goals were qualitative in nature, however, one of Mr. Barry’s goals did have quantitative components. The 2015 financial plan included focus areas of EBITDA growth and cash flow generation. Despite the challenging global economic environment, particularly in our EMEA and South America regions, a decline in global steel production, as well as the significant negative impact of foreign exchange rate translation, adjusted EBITDA results in 2015 were records for the Company and surpassed the results from 2014. Adjusted EBITDA was up 2% from 2014, exceeding $100 million for the first time in Company history, and net operating cash flow increased by 34% to $73.4 million as compared to fiscal 2014. Lastly, our average stock price in 2015 was $83.29 per share compared to $76.41 per share in the prior year, an almost $7 increase year over year.

The individual goals of the other executive officers were a mix of limited quantitative performance objectives (for the regional associate) and managerial goals, such as achieving regional business and operating budgets; achieving capital expenditure targets; achieving certain contribution margin levels; achieving certain net cash flow targets; ensuring that strategic plans are properly executed for his or her area of responsibility; continuing to implement Company safety programs to strengthen the safety culture; improving our business strategy and product development process for certain business segments; improving acquisition integration planning; implementing new cyber-security and disaster recovery programs and completing an acquisition under the proper circumstances. Two of the corporate Named Executive Officers (Messrs. Benoliel and Nieman) achieved 100% of their maximum opportunity on their individual components of the annual bonus as they achieved their individual goals as outlined below. Mr. Berquist, the one regional Named Executive Officer for 2015, earned 134% of his regional bonus opportunity. Mr. Berquist’s region was above the target goal on regional profitability, which makes up a large portion of this metric, and he also met many of his other regional goals (including in the health and safety, compliance and certain budgetary areas) to earn this percentage. Ms. Loebl did not receive an annual bonus for 2015 due to her resignation. Ms. Hall was paid a fixed bonus amount per the terms of her employment agreement dated November 30, 2015.

For 2015, the Named Executive Officers (other than Mr. Barry) had the following individual or regional goals:

•

Ms. Loebl had thirteen qualitative individual goals: (i) completing a strategic analysis of the Company’s insurance programs; (ii) ensuring no significant deficiencies, material weaknesses or recurring issues as part of the Company’s internal controls testing; (iii) performing a study on selling, general and administrative expenses; (iv) completing a validation analysis on a business transformation project in one of the Company’s regions; (v) performing a capital planning exercise to ensure Company capital continues to be used effectively and appropriately; (vi) continuing the Company’s corporate governance and business process upgrades (including a payables project, benchmarking Sarbanes-Oxley (“SOX”) controls and tax software implementation); (vii) improving acquisition integration planning; (viii) implementing a new cyber-security program; (ix) expanding the Company’s disaster recovery program; (x) finalizing certain of the Company’s business improvement projects; (xi) refreshing the Company’s global enterprise resource planning system; (xii) completing at least one acquisition under the proper circumstances and exploring other opportunities; and (xiii) enhancing employee engagement in one of the Company’s regions.

•

Mr. Benoliel had twenty-one main qualitative individual goals that focused on business strategy and strategic planning for both global and regional businesses, product research and development and technology processes across the organization and for certain specific business segments, specifically including the metalworking, can, mining, die casting and tube and pipe business. Additional goals included successfully developing and launching the key account management program, certain organizational projects in his business segments, assisting with acquisitions in his global businesses, and outlining strategy plans for a business segment to the senior management team.

•

Mr. Nieman had seven main qualitative individual goals that focused on business strategy and planning for both global and regional businesses including: (i) delivering on the respective budgets for the Company’s global grease businesses; (ii) updating/finalizing strategies for certain specialty lubricants; (iii) driving global growth in the Company’s fluid power business consistent with the strategic plan; (iv) ensuring good execution of the Company’s global marketing plans, including the completion of a customer satisfaction survey; (v) driving culture and operational changes at one of the businesses under his management; (vi) evaluating potentially disruptive technologies for the Company; and (vii) completing at least one acquisition under the proper circumstances.

•

Mr. Berquist had thirteen principal goals for the region he supervised: (i) achieving the 2015 profit-before-tax and net cash flow budgets; (ii) achieving budgeted contribution margin percentages; (iii) meeting certain working capital goals; (iv) meeting the capital expenditure budgets; (v) maintaining all key customer business; (vi) completing the “economic value added” performance analysis and recommendations; (vii) meeting certain budget targets for each key strategic initiative and certain specific business segments and product lines; (viii) executing the key account management program; (ix) continuing to strengthen the safety culture and meet certain targets in this area; (x) ensuring SOX compliance (with no material weaknesses, significant deficiencies or recurring issues); (xi) supporting the implementation of certain new business intelligence tools; (xii) achieving certain agreed-upon personal development actions, including certain diversity and inclusion goals; and (xiii) meeting certain projections for several recent acquisitions. Mr. Berquist achieved 134% of his regional bonus opportunity. His region was above the target goal on profitability, which makes up a large percentage of this metric, and he met many of his other regional goals, including, but not limited to, health and safety results, ensuring SOX compliance and meeting certain budgetary targets for the region he supervised.

•	Ms. Hall did not have specific goals for calendar year 2015 given her election as CFO by the Board on November 30, 2015.

Long-Term Incentives

Under the Company’s 2011 Long-Term Performance Incentive Plan (“LTIP”), stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of Quaker’s shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

Under the Company’s LTIP, in 2013, Mr. Barry and the other Named Executive Officers were awarded options, time-based restricted stock and a target cash award for the 2013-2015 performance period. Payment of the cash award was dependent upon achieving a pre-determined targeted performance over the three-year period based on the Company’s relative total shareholder return (“TSR”) as compared to the TSR of the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile and maximum was at the 85th percentile. For this period, Quaker’s TSR equated to a ranking in the 86th percentile of the comparison group warranting a payout of 100% of maximum. For these purposes, TSR is calculated by using the one-month average stock price at the end of the performance period, divided by the one-month average stock price at the beginning of the performance period, plus any dividends paid over that period.

The Committee reviewed current trends in long-term compensation practices with Towers Watson. The most recent review confirmed that Quaker’s practices were generally consistent with those of other public companies and are as follows:

•

Provide for three types of awards (cash, restricted stock and options) to senior executives, including the Named Executive Officers, but limit awards for lower level executives to cash and restricted stock.

•

The cash portion of the Company’s LTIP is performance-based. The performance criteria for the cash payment is a single metric, relative total shareholder return over the applicable period as compared to the S&P SmallCap 600 (Materials Group). By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

•

Restricted stock is time-based and vests at the end of three years assuming continued employment of the grantee. These restricted shares are eligible for dividends payable at the time dividends are paid generally.

•	Options are time-based and vest in three equal installments over a three-year period commencing with the anniversary of the date of grant.

The relative value of each of the three categories of awards is roughly equal at the time of grant assuming target performance for the cash portion. The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables. Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, the Committee decided to divide the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock and a target cash award.

In the first quarter of 2015, the Committee selected participants for the 2015-2017 performance period, including all of the Named Executive Officers, with the exception of Ms. Hall, who was appointed CFO, effective November 30, 2015. The specific amount of each award was determined based on market data provided by Towers Watson, as well as the relative position and role of each executive officer within the Quaker organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of the percentage of base salary has at times caused internal inequity issues. To mitigate this dynamic, the Committee decided to use market data related to a percentage of base salary with application of an absolute value in making awards determination for similarly valued positions of Vice President, Chief Financial Officer and Treasurer; Vice President and Managing Director – North America; Vice President and Global Leader – Grease and Fluid Power, Global Strategy and Marketing; and Vice President and Global Leader – Metalworking, Can and Mining. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The target award for Mr. Barry was 162% of base salary while for the other Named Executive Officers the range was 44% to 53% of base salary. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity.

For the 2015-2017 performance period, Mr. Barry received a long-term incentive grant consisting of a target cash award opportunity of $410,025, 4,696 shares of restricted stock and 17,897 options. The other Named Executive Officers, with the exception of Ms. Loebl, each received a target cash award opportunity of $51,177, 586 shares of restricted stock and 2,233 options. Ms. Loebl’s award for the 2015-2017 performance period included a target cash award opportunity of $58,487, 669 shares of restricted stock and 2,552 options. Ms. Hall did not receive a long-term incentive grant for the 2015-2017 performance period.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option was granted, which is defined as the last sale price for a share of common stock as quoted on the NYSE for that date or, if not reported on the NYSE for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

Comparative Stock Price Performance Graph

The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 2010 to December 31, 2015 for (i) Quaker’s common stock, (ii) the S&P SmallCap 600 Index (the “SmallCap Index”), and (iii) the S&P 600 Materials Group Index (the “Materials Group Index”). The graph assumes the investment of $100 on December 31, 2010 in each of Quaker’s common stock, the stocks comprising the SmallCap Index and the stocks comprising the Materials Group Index.

	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015
Quaker Chemical Corporation	$100	$95.60	$135.22	$196.47	$238.15	$202.90
S&P SmallCap 600 Index	100	101.02	117.51	166.05	175.61	172.15
S&P 600 Materials Group Index	100	91.73	114.94	156.10	156.56	116.41

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by Towers Watson as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula limiting the level of CEO compensation as compared to other executives. Based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, the Committee determined that Mr. Barry’s pay was in an appropriate range in absolute terms and as compared to the other executive officers. Mr. Barry’s base salary at the start of 2015 was $710,000 and, based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, he received a raise, effective March 14, 2015, to $760,000. Accordingly, the total base salary Mr. Barry received for 2015 was $749,583. Additionally, given Mr. Barry’s tenure as CEO and in recognition of the record Company results over the past several years and the significant shareholder value created over the same time period, he received a raise, effective on March 16, 2016, to $800,000. The Committee determined this increase to be appropriate given the overall Company performance and that it and the awards discussed in the next paragraph keep Mr. Barry’s total direct compensation generally within comparable market data. For more information on the terms of Mr. Barry’s employment and compensation, please refer to the section below titled “Mr. Barry’s Employment Agreement.”

In 2015, Mr. Barry’s total bonus potential under the GAIP was at 90% of his base salary at target and 164% of his base salary at maximum if all goals were met. For 2016, Mr. Barry’s total bonus potential under the GAIP will be 100% of his base salary at target and 182% of his base salary at maximum if all goals are met. For the 2015-2017 performance period, Mr. Barry received a long-term incentive grant of a target award opportunity of $1,230,075 which equates to 162% of his base salary. For the 2016-2018 performance period, Mr. Barry received a long-term incentive grant of a target award opportunity of $1,500,000 which equates to approximately 182% of his new base salary of $800,000. The Committee determined that these increases in Mr. Barry’s incentive compensation were warranted due to his heightened responsibility, experience and tenure in the position, and also due to the Company’s continued strong financial and overall performance and the consistently large increase in shareholder value over the past several years. The Committee determined these increases to be particularly appropriate because they keep Mr. Barry’s total direct compensation generally within comparable market data.

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Named Executive Officers were in compliance with the stock ownership policy as of June 30, 2015 when last reviewed by the Committee. The Committee reviews the ownership levels once per year typically in the mid-year timeframe.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, most of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan, when originally adopted, had a traditional final pay formula for calculating a participant’s benefit which had been modified over the years. In 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). Participants who have reached the age of 60 and have at least 10 years of service are eligible for early retirement. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. In 2005, the pension plan benefits were frozen for all participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date.

Foreign Plans

Mr. Nieman’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. In 2013, Mr. Nieman’s employment with such subsidiary ended and he became employed directly by the Company and is no longer accruing further additional benefits in this plan.

The salary ceiling for the calculation of Mr. Nieman’s retirement benefits remains at E.U. Euros 250,000. Since 2004, the Netherlands plan has had a career average pay formula that provides for a target retirement benefit of 80% of career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes, with annual increases according to increases in the wage index. To the extent the increase in inflation exceeds 3%, half of the excess will be added to the assumed rate of annual increases with a maximum of 4%. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times monthly salary. Pension liabilities under this plan are funded through an insurance policy.

Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to certain of our U.S. based executive officers. Executive officers are designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”).

At this time, Messrs. Barry and Benoliel are the only active executive officers participating in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($18,000 for distributions in 2015) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the two remaining active participants in SRIP, their accrued benefit is the greatest of:

1.	the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment when he attained age 55; or

2.	the sum of the benefit the participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

For Messrs. Barry, Benoliel and Berquist, the decrease in the present value of the retirement benefits realized in 2015 over the value realized in 2014, as reflected in the Summary Compensation Table in this proxy statement, was primarily due to the impact of an increase in the discount rate used to determine the values of the pension benefits.

Mr. Barry is entitled to receive additional service and age credit (18 months, in the case of termination other than on account of death, “disability” or by us for “cause” or a “covered termination,” as the latter term is defined in his Change in Control Agreement and 24 months in the event of a “covered termination,” as such term is defined in his Change in Control Agreement) for all purposes under the SRIP, including for purposes of determining Mr. Barry’s eligibility for the “age 55” formula described in 1, above.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable to each of them and has also entered into change in control agreements with each of them pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following (or with respect to Mr. Nieman, a specified period before) a change in control of Quaker. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction. As previously noted, Ms. Loebl resigned from Quaker effective September 18, 2015. She did not receive any payments in connection with her resignation other than accrued but unpaid salary and accrued but unused vacation and such employee benefits, if any, to which she was entitled under Quaker’s employee benefit plans.

Mr. Barry’s Employment Agreement

Mr. Barry is employed pursuant to an employment agreement that automatically renews for one-year terms unless either Quaker or Mr. Barry gives 90 days’ prior notice of non-renewal. In accordance with the terms of the employment agreement, the Committee reviews and adjusts Mr. Barry’s annual base salary each year. The total base salary Mr. Barry received for 2015 was $749,583. Mr. Barry is eligible to participate in our GAIP and LTIP, as well as certain other benefit programs as discussed earlier in this proxy statement.

Mr. Barry’s employment agreement provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change in Control Agreement, Quaker will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus a bonus equal to the average annual bonus paid to him under Quaker’s annual incentive compensation in the applicable three-year period, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination of employment.

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. Mr. Barry’s severance payments are contingent upon signing a form of release satisfactory to Quaker.

“Cause” is defined under Mr. Barry’s employment agreement as willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker that is materially injurious to the Company, or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for “good reason” (as defined in the change of control agreement between the Company and Mr. Barry).

In the case of termination of employment because of disability, Mr. Barry will be entitled to 50% of applicable pay during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. Mr. Barry would be entitled to this death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement.

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all bonus and annual incentive plans during the applicable three calendar-year period described in Mr. Barry’s change in control agreement, excluding from the average any year in which no amounts were paid, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period would be expected to be the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination of employment. In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition, Mr. Barry’s severance allowance will be taken into account in determining his retirement benefit under the SRIP and an additional 24 months of service and age will be credited in determining this retirement benefit. Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of two years. To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times Mr. Barry’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to him). The Committee believes that providing benefits for Mr. Barry’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. These benefits will be paid or provided only if Mr. Barry signs a general release of claims unless prohibited by local law.

Mr. Barry’s employment agreement contains a confidentiality and an 18-month non-competition provision, in the event of termination for any reason. In addition, Mr. Barry’s change in control agreement contains a confidentiality and a 24-month non-competition provision, in the event of termination for any reason. If a court were to determine that he breached these provisions, the Company’s obligations to make payments under the agreements would terminate.

Other Named Executive Officers

Messrs. Benoliel, Nieman and Berquist and Ms. Hall are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for

“cause” (for those agreements where “cause” is defined), disability, death or retirement) equal to 12 months base salary at their then current rate of salary. In the agreements, “cause” generally means: (i) willful and material breach of their memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker; or (iii) conviction of or plea of guilty or nolo contendere to a felony. Messrs. Benoliel, Nieman and Berquist and Ms. Hall are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Benoliel’s, Nieman’s and Berquist’s and Ms. Hall’s severance payments are contingent upon signing a form of release satisfactory to Quaker. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for good reason. Under their respective employment agreements, Messrs. Benoliel, Nieman and Berquist and Ms. Hall would receive any severance payments in semi-monthly installments.

Quaker has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Barry’s is described above), the officers other than Mr. Barry are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following (or within six months before, with respect to Mr. Nieman) a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreements, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (for Messrs. Benoliel and Berquist and Ms. Hall, if the executive received a bonus in the year of the executive’s termination of employment) or, otherwise, the three calendar years prior to the year of his or her termination of employment. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on target performance for Messrs. Benoliel, Nieman and Berquist and for Ms. Hall; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of 18 months. These benefits will be paid or provided only if the executive officer signs a general release of claims unless prohibited by local law. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his or her respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive).

In the change in control agreements “cause” generally means: (i) the willful and material breach of the employment agreement between the executive and Quaker (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability) and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers, other than an allowance for financial planning services. In Asia and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers. For more details on these perquisites, please refer to footnote 4 to the Summary Compensation Table.

Compensation Committee Report

The Compensation/Management Development Committee of the Company, with the exception of Mr. Osborne who was elected as a Committee member subsequent to the Compensation/Management Development Committee meeting, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

Jeffry D. Frisby

William H. Osborne

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(1) ($)(e)	Option Awards(1) ($)(f)	Non-Equity Incentive Plan Compensation(2) ($)(g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)
Michael F. Barry Chairman of the Board, Chief Executive Officer and President Interim Chief Financial Officer (October 22, 2015 until November 29, 2015)	2015 2014 2013	749,583 702,708 664,583	0 0 0	409,961 390,493 284,950	409,935 390,476 284,993	1,280,448 1,243,618 1,213,551	0 795,000 0	51,435 50,067 49,119	2,901,362 3,572,362 2,497,196
Margaret M. Loebl Former Vice President, Chief Financial Officer and Treasurer (until September 18, 2015)	2015 2014 2013	248,162 339,900 337,838	0 0 0	58,404 55,690 46,375	58,454 55,700 46,406	0 234,403 180,827	0 0 0	28,456 25,915 24,191	393,476 711,608 635,637
Mary Dean Hall Vice President, Chief Financial Officer and Treasurer (since November 30, 2015)	2015	30,513	0	299,924	0	144,375	0	100,000	574,812
D. Jeffry Benoliel Vice President and Global Leader – Metalworking, Can and Mining	2015 2014 2013	343,326 333,731 325,550	0 0 0	51,158 48,711 46,375	51,147 48,730 46,406	240,506 232,465 228,656	0 344,000 0	18,936 22,221 22,256	705,073 1,029,858 669,243
Jan F. Nieman Vice President and Global Leader – Grease and Fluid Power, Global Strategy and Marketing	2015 2014 2013	323,145 318,108 334,703	0 0 0	51,158 48,711 309,255	51,147 48,730 46,406	231,549 225,098 230,939	0 0 0	26,084 26,424 486,952	683,083 667,071 1,408,255
Joseph A. Berquist Vice President and Managing Director – North America	2015	297,321	0	51,158	51,147	231,802	0	23,602	655,030

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP. Assumptions used in the calculation of these amounts for 2015 are included in Note 6 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	The amounts in column (g) are incentive cash bonuses earned in 2015 and payable in 2016 under the LTIP ($570,000 for Mr. Barry; $0 for Ms. Hall; $0 for Ms. Loebl; $92,838 for Mr. Benoliel; $92,838 for Mr. Nieman; and $92,838 for Mr. Berquist) and the Company’s Global Annual Incentive Plan (“GAIP”) ($710,448 for Mr. Barry; $0 for Ms. Loebl; $144,375 for Ms. Hall; $147,668 for Mr. Benoliel; $138,711 for Mr. Nieman; and $138,964 for Mr. Berquist).

(3)	The amounts shown in column (h) reflect the actuarial increase or decrease in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 18 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The present value of Messrs. Barry’s, Benoliel’s, and Berquist’s benefits under all pension plans established by the Company decreased by $59,000, $30,000, and $1,000 respectively. The decrease in the present value of the retirement benefits realized in 2015 over the value realized in 2014 was primarily due to the impact of an increase in the discount rate used to determine the values of the pension benefits.

(4)	Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan: $16,075 for Mr. Barry; $13,425 for Ms. Loebl; $16,224 for Mr. Benoliel; $16,153 for Mr. Nieman; and $15,931 for Mr. Berquist.

Includes dividends paid on time-based restricted stock awards: $19,168 for Mr. Barry; $4,864 for Ms. Loebl; $2,712 for Mr. Benoliel; $6,431 for Mr. Nieman; and $7,671 for Mr. Berquist.

Includes the costs associated with financial planning services: $8,000 for Mr. Barry; $3,500 for Ms. Loebl; and $3,500 for Mr. Nieman.

Includes the payment for unused vacation: $8,192 for Mr. Barry and $6,667 for Ms. Loebl.

Includes relocation benefits paid to Ms. Hall of $100,000.

Grants of Plan-Based Awards

Provided below is information on grants made in 2015 to the Named Executive Officers under the Company’s LTIP. In February 2015, awards for the 2015-2017 period were made to the Named Executive Officers consisting of options vesting in three approximately equal installments over the three-year period, time-based restricted stock vesting after the three-year period and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section in this proxy statement.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)(i)	All Other Option Awards: Number of Securities Underlying Options (3) (#)(j)	Exercise or Base Price of Option Awards (4) ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards (5) ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Michael F. Barry	2/25/15	164,010	410,025	820,050	0	0	0	4,696	17,897	87.30	819,896
Margaret M. Loebl(6)	2/25/15	23,395	58,487	116,974	0	0	0	669	2,552	87.30	116,858
Mary Dean Hall	11/30/15	0	0	0	0	0	0	3,519	0	0	299,924
D. Jeffry Benoliel	2/25/15	20,471	51,177	102,354	0	0	0	586	2,233	87.30	102,305
Jan F. Nieman	2/25/15	20,471	51,177	102,354	0	0	0	586	2,233	87.30	102,305
Joseph A. Berquist	2/25/15	20,471	51,177	102,354	0	0	0	586	2,233	87.30	102,305

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount shown in column (d). The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group.

(2)	The amounts shown in column (i) for awards granted on February 25, 2015 reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on February 25, 2018. The amount shown in column (i) for the award granted on November 30, 2015 reflects the number of shares of time-based restricted stock awarded under the LTIP to vest over a three and one-half year period with 25% of the award vesting on June 1, 2016 and on each anniversary thereafter until fully vested.

(3)	The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third on each of the first, second and third anniversaries of the grant date, commencing on February 25, 2016.

(4)	With respect to the awards granted on February 25, 2015 and November 30, 2015 under the provisions of the LTIP, the exercise price of the option is equal to the fair market value, which is defined as the last reported sale price on the grant date.

(5)	The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 6 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(6)	All of the above grants to Ms. Loebl were forfeited as of September 18, 2015, the effective date of her resignation. All expenses associated with Ms. Loebl’s awards have been reversed.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Michael F. Barry	3,078	0	0	38.13	3/6/2019	4,891	(3)	377,879	0	0
	8,720	4,361	0	58.26	3/5/2020	5,315	(4)	410,637
	5,901	11,800	0	73.47	2/27/2021	4,696	(5)	362,813
	0	17,897	0	87.30	2/25/2022
Margaret M. Loebl	0	0	0	0	0	0		0	0	0
Mary Dean Hall	0	0	0	0	0	3,519	(6)	271,878	0	0
D. Jeffry Benoliel	2,687	0	0	38.13	3/6/2019	796	(3)	61,499	0	0
	1,420	710	0	58.26	3/5/2020	663	(4)	51,223
	737	1,472	0	73.47	2/27/2021	586	(5)	45,274
	0	2,233	0	87.30	2/25/2022
Jan F. Nieman	0	710	0	58.26	3/5/2020	796	(3)	61,499	0	0
	737	1,472	0	73.47	2/27/2021	663	(4)	51,223
	0	2,233	0	87.30	2/25/2022	586	(5)	45,274
						3,000	(7)	231,780
Joseph A. Berquist	0	710	0	58.26	3/5/2020	4,000	(8)	309,040	0	0
	0	1,472	0	73.47	2/27/2021	796	(3)	61,499
	0	2,233	0	87.30	2/25/2022	663	(4)	51,223
						586	(5)	45,274

(1)	The options have a seven-year term. The vesting schedules for each of the grants whose expiration dates are listed follow: March 6, 2019, March 5, 2020, February 27, 2021 and February 25, 2022, one-third on each of the first, second and third anniversaries of the grant date. For options expiring on March 6, 2019, the grant date is March 6, 2012. For options expiring March 5, 2020, the grant date is March 5, 2013. For options expiring on February 27, 2021, the grant date is February 27, 2014. For options expiring on February 25, 2022, the grant date is February 25, 2015.

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the NYSE of $77.26 per share on December 31, 2015.

(3)	Time-based restricted stock awards granted under the LTIP which vest on March 5, 2016.

(4)	Time-based restricted stock awards granted under the LTIP which vest on February 27, 2017.

(5)	Time-based restricted stock awards granted under the LTIP which vest on February 25, 2018.

(6)	Time-based restricted stock award granted under the LTIP of 3,519 shares. 880 shares vest on June 1, 2016; 880 shares vest on June 1, 2017; 880 shares vest on June 1, 2018; and 879 shares vest on June 1, 2019.

(7)	Time-based restricted stock award granted under the LTIP of 3,000 shares which vests 100% on July 1, 2016.

(8)	Time-based restricted stock award granted under the LTIP of 4,000 shares. 2,000 shares vest on March 5, 2017 and 2,000 shares vest on March 5, 2018.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2015 by the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise(1) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(4) ($)(e)
Michael F. Barry	2,273	112,218	6,994	(2)	561,199
Margaret M. Loebl	4,454	164,513	1,966	(3)	175,760
Mary Dean Hall	0	0	0		0
D. Jeffry Benoliel	2,993	133,075	1,171	(2)	93,961
Jan F. Nieman	1,605	63,427	1,171	(2)	93,961
Joseph A. Berquist	2,342	60,058	1,171	(2)	93,961

(1)	Reflects the difference between the exercise price of the option and the last reported sale price for a share of common stock as quoted on the NYSE on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, all amounts reflect the value in cash.

(2)	Represents a time-based restricted stock award under the LTIP which vested 100% on March 6, 2015.

(3)	Represents time-based restricted stock awards under the LTIP of (i) 5,000 shares which vested 20% on June 29, 2015 and (ii) 966 shares which vested 100% on June 29, 2015.

(4)	Amounts reflect the closing price of the Company’s common stock on March 6, 2015 at $80.24 per share and on June 29, 2015 at $89.40 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers and the number of years of service credited to each under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. Ms. Hall and Ms. Loebl are not listed in the table below because neither participates in any of the Pension Plans or the Supplemental Retirement Income Program. For information on the valuation methodologies and material assumptions used in quantifying the present value of the accrued pension benefit, see Note 18 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section in this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(2) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Michael F. Barry	U.S. Pension Plan	6.0833	71,000	0
	Supplemental Retirement Income Program	17	4,460,000	0
D. Jeffry Benoliel	U.S. Pension Plan	9.6667	165,000	0
	Supplemental Retirement Income Program	20	1,754,000	0
Joseph A. Berquist	U.S. Pension Plan Supplemental Retirement Income Program(3)	7.7500 N/A	32,000 N/A	0 N/A
Jan F. Nieman(1)	The Netherlands Pension Plan	27.5	1,065,233	0

(1)	Mr. Nieman’s pension benefits include amounts accrued during his employment by the Company’s Netherlands operating subsidiary. Effective August 1, 2013, Mr. Nieman’s employment with such subsidiary ended and he became employed directly by the Company and will no longer be accruing further additional benefits in this plan.

(2)	In all cases, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

(3)	At this time, Messrs. Barry and Benoliel are the only active executive officers participating in the Supplemental Retirement Income Program.

Potential Payments upon Termination or Change in Control

We describe below estimated amounts payable to each of our Named Executive Officers under certain situations, assuming the termination of employment and, where applicable, that a change in control occurred on December 31, 2015. For purposes of this section, the term “change in control” generally means: (a) any person who, subject to certain exceptions, is or becomes the beneficial owner of securities of Quaker representing 30% or more of the combined voting power of Quaker’s then outstanding securities or such lesser percentage of voting power (but not less than 15%), as determined by the independent members of the Board of Directors; (b) during any two-year period, directors of Quaker in office at the beginning of such period plus any new director whose election by the Board of Directors or whose nomination for election by Quaker’s shareholders was approved by a vote of at least two-thirds of the directors then still in office (who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least a majority of the Board; (c) the consummation of (i) any consolidation or merger of Quaker in which Quaker is not the continuing or surviving corporation or pursuant to which Quaker’s voting common shares would be converted into cash, securities, and/or other property, other than a merger of Quaker in which holders of Quaker common shares immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the common shares immediately before; or (ii) any sale, lease, exchange, or other transfer of all or substantially all the assets or earning power of Quaker; or (d) the liquidation or dissolution of Quaker.

Except for the Supplemental Retirement Income Program, the amounts shown are estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 18 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussions under the headings “Severance and Change in Control Benefits” through “Other Benefits on Termination” in the Compensation Discussion and Analysis section of this proxy statement.

As previously noted in this proxy statement, Ms. Loebl resigned from Quaker effective September 18, 2015. Ms. Loebl did not receive any payments in connection with her resignation other than any accrued but unpaid salary and accrued but unused vacation and such employee benefits, if any, to which she was entitled under Quaker’s employee benefit plans.

Named Executive Officers – Estimated Payments and Benefits Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Mary Dean Hall		D. Jeffry Benoliel		Jan F. Nieman		Joseph A. Berquist
Severance Allowance ($)(1)	2,891,040		525,000		716,881		664,459		623,395
Annual Bonus ($)	685,520		144,375		142,487		133,844		123,874
Performance Incentive Units ($)	681,277		0		95,880		95,880		95,880
Restricted Stock Awards (time-based vesting) ($)(2)	1,151,329		271,878		157,997		389,777		467,037
Stock Options ($)(3)	127,581		0		19,069		19,069		19,069
Medical/Dental/Life Insurance ($)(4)	42,680		21,956		34,996		32,698		33,970
Outplacement Assistance ($)(5)	8,500		8,500		8,500		8,500		8,500
Supplemental Retirement Income Program ($)(6)	3,998,000		0		1,298,000		0		0
Total	9,585,927	(7)	971,709	(7)	2,473,809	(7)	1,344,226	(8)	1,371,725	(7)

(1)

To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). No reduction was required to the severance allowance of any of the Named Executive Officers.

(2)	This amount reflects the closing market price of our common stock on December 31, 2015 ($77.26) multiplied by the number of shares that would become vested on termination or change in control.

(3)	This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2015 ($77.26) and the exercise price of the option. Options that were vested before December 31, 2015 are shown in the Outstanding Equity Awards at Fiscal Year-End Table elsewhere in this proxy statement.

(4)	This amount reflects the value of medical, dental and life insurance coverage for 24 months (Mr. Barry) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits.

(5)	This amount is the estimated value of providing outplacement counseling and services during 2016.

(6)	Amount shown is the December 31, 2015 present value of the estimated benefit payable if, on December 31, 2015, a change in control occurred. The December 31, 2015 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $5,674,000, in the case of Mr. Barry’s death is $3,337,000, in the case of Mr. Barry’s resignation is $3,484,000 and in case Mr. Barry is terminated from employment by the Company other than for cause or disability is $3,998,000. The December 31, 2015 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Benoliel’s disability is $2,364,000, in the case of Mr. Benoliel’s death is $1,298,000 and in the case of Mr. Benoliel’s termination is $1,361,000.

(7)	If the change in control falls within the meaning of Code Section 409A, severance payments are made in a lump sum. For any other change in control, severance payments are made in monthly installments.

(8)	All severance benefits are made in a lump sum.

Termination Other than for Cause, Disability, Death or Retirement

Under the terms of their employment agreements, the Named Executive Officers are entitled to severance benefits and, with the exception of Mr. Barry, certain outplacement services if the Company terminates their employment (for other than cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Ms. Hall is entitled to 12 months of continued medical and dental coverage after termination at Quaker’s cost and Mr. Barry is entitled to participate in Quaker’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid during a three-year period as described in his employment agreement. In the case of such a termination, Messrs. Benoliel, Nieman and Berquist and Ms. Hall are entitled to severance equal to 12 months of base salary as of the termination date. The estimated aggregate severance amounts payable under such circumstances are as follows: $2,116,286 (Mr. Barry); $350,000 (Ms. Hall); $345,422 (Mr. Benoliel); $324,470 (Mr. Nieman); and $300,300 (Mr. Berquist).

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2015, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid. In the case of death on December 31, 2015, a death benefit would be paid in 2015 of $760,000 (Mr. Barry), $350,000 (Ms. Hall), $345,422 (Mr. Benoliel), $324,470 (Mr. Nieman) or $300,300 (Mr. Berquist), plus 50% of base salary during each of 2015, 2016, 2017 and 2018 (Mr. Barry, $380,000; Ms. Hall, $175,000; Mr. Benoliel, $172,711; Mr. Nieman, $162,235; and Mr. Berquist, $150,150).

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups (discussed below) consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee used certain industry-wide data obtained by Quaker’s management to set compensation.

For the 2015-2016 Board year, each independent director, with the exception of Mr. Osborne and Ms. West, both of whom were elected on February 24, 2016, received an annual cash retainer of $50,000 and a time-based restricted stock award equal to $50,000 in accordance with the Company’s LTIP, issued in June 2015, which vests in a single installment a year from the date of issuance assuming continued Board membership. Mr. Osborne and Ms. West, who were elected directors on February 24, 2016, received 75% of their prorated portion of their cash retainer for the balance of the 2015-2016 Board year in Quaker common stock in accordance with the stock ownership guidelines. In addition, each independent director received $1,250 for each Board and Board committee meeting he or she attended, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $12,000; Compensation/Management Development Committee, $8,000; Executive Committee, $4,000; and Governance Committee, $8,000. The Lead Director received an annual retainer of $15,000.

The 2013 Director Stock Ownership Plan was adopted by the Board of Directors of the Company on March 6, 2013 and approved by the shareholders at the 2013 annual meeting. Presently, under the terms of the Plan, each independent director is required to beneficially own on May 1 of the applicable calendar year Quaker common stock having a then current market value equal to the Threshold Amount defined as the quotient obtained by dividing (i) 400% of the annual cash retainer for the applicable calendar year by (ii) the average of the closing price of a share of Quaker common stock for the previous calendar year. If an independent director’s share ownership falls below the Threshold Amount, 75% of the annual cash retainer payable will be paid in shares of Quaker common stock and the remaining 25% of the annual cash retainer will be paid in cash, unless the director elects to receive a greater percentage of Quaker common stock (up to 100%). If a director’s share ownership meets or exceeds the Threshold Amount, the director may irrevocably elect to receive common stock in payment of a percentage (up to 100%) of the annual cash retainer for the applicable year.

Director Compensation

Name(1) (a)	Fees Earned or Paid in Cash(2) ($)(b)	Stock Awards(3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(4) ($)(g)	Total ($)(h)
Joseph B. Anderson, Jr.	66,250	49,936	0	0	0	784	116,970
Patricia C. Barron	80,000	49,936	0	0	0	784	130,720
Donald R. Caldwell	72,750	49,936	0	0	0	784	123,470
Robert E. Chappell	69,250	49,936	0	0	0	784	119,970
William R. Cook	74,500	49,936	0	0	0	784	125,220
Mark A. Douglas	66,250	49,936	0	0	0	784	116,970
Jeffry D. Frisby	66,250	49,936	0	0	0	784	116,970
William H. Osborne(5)	0	0	0	0	0	0	0
Robert H. Rock	70,500	49,936	0	0	0	784	121,220
Fay West(5)	0	0	0	0	0	0	0

(1)	Mr. Barry receives no compensation for his service as a director.

(2)	Under the terms of the 2013 Director Stock Ownership Plan, the following directors were paid a portion of their retainer in shares of the Company’s common stock in lieu of cash, valued at $85.39 per share on June 1, 2015 (the retainer payment date) as follows: Mr. Caldwell received 292 shares in lieu of $24,934; and Messrs. Chappell and Douglas received 585 shares each in lieu of $49,953.

(3)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(4)	The amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

(5)	Mr. Osborne and Ms. West were elected directors on February 24, 2016.

Compensation Policies and Practices – Risk Assessment

The Compensation/Management Development Committee conducted a risk assessment in 2015 that concluded that none of our compensation practices are reasonably likely to have a material adverse effect on the Company’s business or operations. In order to assess risk as it relates to compensation, management conducted a global audit of all compensation practices, including base pay philosophies and corporate and regional bonus plans. This global audit consisted of an examination of both the Company’s regional pay practices and bonus plans and the corporate-wide compensation programs. Management, including the Vice President – Human Resources, reported the results of this audit to the Committee, which found that none of the Company’s current compensation programs would be likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups. After a discussion with management about these findings, the Committee thereafter determined that the Company’s compensation practices were not reasonably likely to have a material adverse effect on the Company’s business or operations.

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock as of December 31, 2015. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes(5)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,233,091	9.3	1,233,091
Eagle Asset Management, Inc.(2) 880 Carillon Parkway St. Petersburg, FL 33716	1,334,096	10.0	1,334,096
Royce & Associates, LLC(3) 745 Fifth Avenue New York, NY 10151	1,010,236	7.6	1,010,236
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	958,929	7.2	958,929

(1)	As reported in Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc. with the Securities and Exchange Commission. BlackRock, Inc. has the sole power to vote or to direct to vote 1,199,940 shares and the sole power to dispose of or to direct the disposition of 1,233,091 shares.

(2)	As reported in Schedule 13G/A filed on January 26, 2016 by Eagle Asset Management, Inc. with the Securities and Exchange Commission.

(3)	As reported in Schedule 13G/A filed on January 27, 2016 by Royce & Associates, LLC with the Securities and Exchange Commission.

(4)	As reported in Schedule 13G/A filed on February 10, 2016 by The Vanguard Group with the Securities and Exchange Commission. The Vanguard Group has the sole power to vote or direct to vote 25,798 shares, shared voting power to vote or direct to vote 1,300 shares, the sole power to dispose of or to direct the disposition of 932,531 shares and shared power to dispose or to direct the disposition of 26,398 shares.

(5)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows the number of shares of Quaker’s common stock beneficially owned by each of our directors and the Named Executive Officers named in the Summary Compensation Table in this proxy statement and by all of our directors and executive officers as a group. The information in the table is as of March 1, 2016. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes
Joseph B. Anderson, Jr.	7,205		*	7,205
Patricia C. Barron	20,427		*	22,573
Michael F. Barry	204,265	(2)	1.5	1,043,249
Donald R. Caldwell	10,552		*	10,552
Robert E. Chappell	26,506		*	215,902
William R. Cook	12,015		*	12,015
Mark A. Douglas	4,027		*	4,027
Jeffry D. Frisby	9,829		*	9,829
William H. Osborne	716		*	716
Robert H. Rock	12,253		*	12,253
Fay West	116		*	116
Margaret M. Loebl	3,089		*	3,089
Mary Dean Hall	4,304		*	4,304
D. Jeffry Benoliel	101,791	(2)(3)	*	747,382
Jan F. Nieman	19,421	(2)	*	16,493
Joseph A. Berquist	18,324	(2)	*	56,102
All directors and officers as a group (22 persons)	523,062	(2)	3.9	2,223,582	(4)

*	Less than 1%.

(1)	Based upon 13,298,772 shares outstanding, and includes in the individual’s total all options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 33,926 shares in the case of Mr. Barry; 7,035 shares in the case of Mr. Benoliel; 2,928 shares in the case of Mr. Nieman; 2,191 shares in the case of Mr. Berquist; and 63,638 shares in the case of all directors and officers as a group.

(3)	Includes 9,732 shares in an irrevocable trust of which Mr. Benoliel shares voting and dispositive power with an independent trustee and 10,000 shares held in an irrevocable trust of which his spouse has shared voting and dispositive power with an independent trustee.

(4)	Represents 11.1% of all votes entitled to be cast at the meeting, based on information available on March 1, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2015, filed with the Securities and Exchange Commission pursuant to Section 16(a) of the 1934 Act, including any amendment thereto and (ii) written representations of Quaker’s directors and officers, Quaker believes that all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2015, were filed on a timely basis.

Certain Relationships and Related Transactions

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker subject to the Governance Committee’s review, the related party must make a written submission to Quaker’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker and its shareholders, as the Committee (or Chair) determines in good faith.

Related Party Transactions

In early 2008, AC Products, Inc., one of Quaker’s subsidiaries, began selling certain products at Triumph Fabrications-Hot Springs, Inc. Triumph Fabrications is part of Triumph Group, Inc., whose President and Chief Executive Officer until April 8, 2015 was Jeffry D. Frisby, a current Quaker director. Triumph Fabrications is a manufacturer of sheet metal parts and assemblies used in the aviation industry. The sales to this account from January 1, 2015 to April 8, 2015 were approximately $143,152. The Governance Committee reviewed and approved this transaction consistent with the policy described above, and the Committee is updated annually or as needed of any such transaction.

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2014 and 2015 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,778,134 and $1,658,237, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2014 and 2015, totaled $7,508 and $85,173, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2014 and 2015, totaled $217,288 and $182,688, respectively.

All Other Fees

The fees billed to us by PricewaterhouseCoopers LLP for all other services rendered, primarily related to accounting research software purchased by the Company from PricewaterhouseCoopers LLP, during the years ended December 31, 2014 and 2015, totaled $5,200 and $5,200, respectively.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PricewaterhouseCoopers LLP during the years ended December 31, 2014 and 2015, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Report of the Audit Committee

The Audit Committee of Quaker’s Board of Directors oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our website. Quaker’s Board has appointed to this Audit Committee six members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the NYSE and Quaker’s Corporate Governance Guidelines.

As stated in its charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out its oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

The Audit Committee reviewed and discussed with management Quaker’s audited financial statements for the year ended December 31, 2015. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning its independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker and its related entities.

Based on the review and discussions referred to above, the Audit Committee, with the exception of Ms. West who was elected as a Committee member subsequent to the Audit Committee meeting, recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

William R. Cook, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

Mark A. Douglas

Jeffry D. Frisby

Fay West

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the Securities and Exchange Commission require us to provide our annual report to shareholders for fiscal year 2015, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, to each shareholder who receives this proxy statement. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, including our Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable Securities and Exchange Commission rules and regulations. Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, adopted by the Securities and Exchange Commission, to be considered for inclusion in our proxy materials for our 2017 annual meeting, a shareholder proposal must be received in writing by our Corporate Secretary at our principal office at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428 no later than December 1, 2016. If the date of our 2017 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such shareholder proposals can be included or excluded from company-sponsored proxy materials.

If a shareholder desires to submit a proposal for consideration at the 2017 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2017 annual meeting, the shareholder must comply with the procedures set forth in Section 2.12 of our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office on or before February 3, 2017 but no earlier than January 4, 2017 (except that if the date of the 2017 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2016 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2017 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2017 annual meeting or, if the first public announcement of the date of the 2017 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 2.12 and 2.13 of our By-Laws including, among other things: (i) the name and record address of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, in such business; (iv) a description of any agreements, arrangements, proxies and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) related to the proposal; and (v) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to us before a shareholder may submit a proposal at the 2017 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at http://www.quakerchem.com. The procedures for shareholders to follow to nominate candidates for election to our Board of Directors are described in the discussion under the heading “Governance Committee Procedures for Selecting Director Nominees” under the Corporate Governance section in this proxy statement. We did not receive any such proposals with respect to the 2016 Annual Meeting.

All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

Robert T. Traub

Vice President, General Counsel and

Corporate Secretary

Conshohocken, Pennsylvania

March 28, 2016

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions. Persons who become shareholders after the Effective Date shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. A shareholder may indicate that he or she has had beneficial ownership of his or her shares throughout the requisite Holding Period by completing and executing the affidavit accompanying the Company’s proxy card. The Company and its Board of Directors, however, has the right to request evidence of such ownership, as it may deem appropriate. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that the records of the Company indicate each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights on a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period.

Proxy Administration

Proxy cards will be mailed to all shareholders, and each proxy card will reflect the number of votes that the records of the Company indicate the shareholder is entitled to cast, not the number of shares held. If a shareholder has deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, the shareholder will be presumed to be entitled to one vote per share. Subject to the Board’s right to request evidence it may deem appropriate for proof of ownership during the required Holding Period, if a shareholder completes and executes the affidavit accompanying the proxy card stating that he or she has held his or her shares for the Holding Period, the number of votes that may be cast will increase to 10 votes per share. Similarly, if a shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, the shareholder should complete and execute the affidavit accompanying the proxy

A-1

card. In all instances, the Company and its Board of Directors reserve the right to request, at any time, any evidence of ownership during the Holding Period they may deem appropriate. If it appears from experience that the present process is inadequate or is being abused, the Company and its Board of Directors reserve the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where an affidavit is completed and executed and, if requested, the shareholder presents satisfactory evidence as requested, the shareholder records will be adjusted as appropriate. Any shareholder requested to submit evidence will be advised as to any action taken or not taken, which will be sent by ordinary mail to the shareholder or, if available, communicated through electronic means to the shareholder.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation.

Voting Procedures

There are several methods a shareholder can use to cast his or her vote.

If the shareholder is a shareholder of record, he or she can vote: (1) in person, by attending the Annual Meeting of Shareholders; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, using the toll-free number listed on the proxy card; or (4) by mail, by marking, signing and dating the proxy card and returning it in the postage-paid envelope provided.

If the shareholder is the beneficial owner of shares held in street name, he or she can vote: (1) in person, by first obtaining a voting instruction form issued in his or her name from his or her broker and bringing that voting instruction form to the meeting, together with a copy of a brokerage statement reflecting stock ownership as of the record date, the stock acquisition date and valid identification; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, only if he or she agrees with the voting rights provided on his or her voting instruction form, by using the toll-free number found on the voting instruction form; or (4) by mail, by marking, signing and dating the voting instruction form and returning it in the postage-paid envelope provided by his or her broker.

Summary

The procedures set forth above have been reviewed and approved by representatives of various brokers and banks, as well as counsel to the Company.

The Company believes these procedures are an efficient way to address the complications involved in casting and tabulating votes under the Company’s system of differing votes per share, but the Company reserves the right to change them for this year’s Annual Meeting or future meetings if experience indicates a need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

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APPENDIX B

QUAKER CHEMICAL CORPORATION

GLOBAL ANNUAL INCENTIVE PLAN

(As Amended and Restated Effective February 24, 2016)

WHEREAS, Quaker Chemical Corporation (the “Company”) established the Quaker Chemical Corporation Global Annual Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend and restate the Plan to (1) clarify the business criteria for measuring performance, (2) provide for the discretion to accelerate vesting of a bonus award, in full or in part, upon certain terminations of employment prior to the end of the performance period, (3) provide for the payment of a pro-rata portion of any bonus earned for a performance period if a participant terminates employment under certain circumstances prior to the end of the performance period, (4) revise the definition of retirement age, and (5) make certain other changes;

NOW, THEREFORE, the Plan is amended and restated, effective as of February 24, 2016, as follows:

PURPOSE AND APPLICATION

The Plan is designed to reward certain employees of the Company for achieving performance objectives that are important to the Company and its shareholders. The Plan is intended to provide an incentive for superior work and to motivate participating employees toward even higher achievement and business results, to increase shareholder value, to tie their goals and interests to those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to secure the full deductibility under the provisions of Section 162(m) of the Code of the bonus compensation paid under the Plan to Covered Employees.

The Plan, as amended and restated effective February 24, 2016, shall apply to any bonus compensation payable with respect to Performance Periods beginning on or after February 24, 2016, subject to approval by the Company’s shareholders at the first annual meeting of shareholders to occur after February 24, 2016.

ARTICLE 1

DEFINITIONS

The following terms, when used herein, shall have the following meanings unless otherwise required by the context:

1.1 “Annual Base Salary” shall mean the salary of a Participant determined on an annualized basis by reference to the base rate of pay in effect for such Participant.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4 “Committee” shall mean the Compensation/Management Development Committee of the Board and such other committee or committees as may be designated to act as the administrative committee under the Plan by the Board, at its discretion, from time to time. Where more than one committee has been designated for these purposes, each such committee shall act as the Committee under the Plan with respect to different Participants or groups of Participants (which may be designated individually or by classification) as established at the time any such committee is established.

1.5 “Common Stock” shall mean shares of the Company’s common stock, $1.00 par value.

1.6 “Company” shall mean Quaker Chemical Corporation, or any successor by merger, purchase or otherwise, and, as appropriate, with respect to eligibility to participate in the Plan, the majority-owned subsidiaries of Quaker Chemical Corporation.

1.7 “Covered Employee” shall mean the chief executive officer (or the individual acting in such a capacity) of the Company and any other officer of the Company whose total compensation is required to be reported to shareholders under the Exchange Act by reason of his or her being among the three highest compensated officers (other than the chief executive officer or the chief financial officer) for a taxable year, as determined in accordance with Section 162(m) of the Code. The provisions of the Plan that specifically apply only to Covered Employees shall apply to a Participant if he or she is reasonably expected to be a Covered Employee with respect to the taxable year in which the Performance Period begins, or the taxable year in which the bonus is to be paid.

1.8 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.9 “Participant” shall mean, with respect to a Performance Period, an employee of the Company who has been designated by the Committee as a Participant in the Plan for such Performance Period.

1.10 “Performance Goal” shall mean, with respect to a Performance Period, an objective performance goal established by the Committee, consistent with the express terms of the Plan, which must be met in order for a bonus to be payable to a Participant with respect to such Performance Period, except as provided in Section 5.4.

1.11 “Performance Period” shall mean the Plan Year or such other period or periods as may be established as a Performance Period by the Committee from time to time. Nothing herein shall prohibit the creation of multiple Performance Periods which may overlap with other Performance Periods established under the Plan.

1.12 “Plan” shall mean the Quaker Chemical Corporation Global Annual Incentive Plan, as amended and restated effective February 24, 2016, and as may be amended from time to time.

1.13 “Plan Year” shall mean the calendar year.

1.14 “Short-Term Deferral Date” shall mean, with respect to bonus compensation payable for a Performance Period, a date within the 2 1/2 month period immediately following the last day of such Performance Period; provided that such period (measured from the last day of the period) shall be less than 2 1/2 months to the extent necessary to cause such period to be within one calendar year. A Participant shall have no right to interest as a result of payment on a date after the first day of such period. Notwithstanding the foregoing, for purposes of determining the date the bonus award “would otherwise be payable” under Section 5.1 and the “payment date” under Section 4.1(c), the date the bonus award is actually paid to similarly situated Participants with respect to the Performance Period shall be determinative, and not the Short-Term Deferral Date.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Designation of Participants. Those employees of the Company who are designated as Participants in the Plan by the Committee shall be eligible to participate in the Plan. Prior to or at the time Performance Goals are established for a specified Performance Period, the Committee shall identify the employees of the Company (by name, title, salary grade or similar classification) who are to be Participants in the Plan with respect to such Performance Period.

2.2 Considerations. In making its determination as to eligibility for participation in the Plan, the Committee shall take into account an employee’s position in the Company and the extent to which the employee’s position affords him or her the opportunity to have a significant impact on the attainment of the Company’s objectives.

ARTICLE 3

PERFORMANCE GOALS

3.1 Establishment of Performance Goals. Prior to or within the first ninety (90) days of a Performance Period, the Committee shall establish in writing with respect to such Performance Period, one or more objective Performance Goals, stated in terms of an objective formula or formulas or such other appropriate method, for computing the amount of bonus compensation which may be payable to each Participant if the specified Performance Goals or levels thereof are attained.

(a) Notwithstanding the foregoing sentence, the Performance Goals for any Performance Period may not be established after 25% of the period of service represented by the Performance Period has elapsed, and the outcome must be substantially uncertain when the Performance Goals are established.

(b) Subject to the specific limitations set forth in the Plan, nothing herein shall limit the authority of the Committee to establish more than one Performance Goal and more than one formula with respect to bonus compensation of a Participant, nor limit a Participant’s ability to receive more than one bonus payment with respect to a single Performance Period.

3.2 Business Criteria, Adjustments and Measurement. Performance Goals shall be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, regional business units or other operating units, or (iii) any combination thereof): profit before taxes, profit after taxes, earnings before or after taxes, interest, depreciation and/or amortization, stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Committee to take into account significant nonrecurring items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate; provided, however, that any such modification or adjustment with respect to a Covered Employee shall be established not later than the end of the period in which the Performance Goals for the Performance Period must be established.

(a) Performance Goals may also be based upon a Participant’s attainment of personal objectives with respect to any of the foregoing business criteria or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility; provided, however, that with respect to a Covered Employee, such personal objectives shall be objective performance goals within the meaning of Section 162(m) of the Code.

(b) With respect to Covered Employees, measurements of actual performance against the Performance Goals established by the Committee shall be objectively determinable and shall, to the extent applicable, be determined according to generally accepted accounting principles as in existence on the date on which the Performance Goals are established and without regard to any changes in such principles after such date, except where the Committee has specified otherwise not later than the end of the period in which the Performance Goals for the Performance Period must be established. The Committee may provide for appropriate adjustments to any business criteria used in connection with measuring attainment of Performance Goals to take into account fluctuations in exchange rates, where relevant.

3.3 Changes In Eligibility During the Performance Period. The Committee may, but is not required to, establish special rules for any employee who first becomes a Participant during a Performance Period, or whose level of participation the Committee determines should be changed during a Performance Period, but only to the extent that such special rules do not cause any Covered Employee’s bonus award to cease to qualify as “performance-based compensation” as that term is used for purposes of Code Section 162(m) and Treasury Regulations promulgated thereunder.

ARTICLE 4

DETERMINATION OF BONUS AWARDS AND LIMITATIONS

4.1 Determination of Bonus Payment. As soon as practicable following the end of a Performance Period, the Committee shall determine whether and to what extent the Performance Goal or Performance Goals established for a Participant for such Performance Period have been achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and shall certify such determination in writing, which certification may take the form of minutes of the Committee documenting such determination.

(a) The Committee shall then calculate the amount of each Participant’s bonus or bonuses for such Performance Period based upon the levels of achievement of the relevant Performance Goals and the formula(s) established for such purposes with respect to such Performance Period, subject to the limitations set forth in this Article 4 and the employment and proration rules set forth in Article 5.

(b) The Committee shall have no discretion to increase the amount of any Participant’s bonus payable under the Plan if the Participant is a Covered Employee, but may, notwithstanding anything contained herein to the contrary, reduce the amount of or totally eliminate any Participant’s bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Participant’s individual performance or to take into account any other factors the Committee deems appropriate.

(c) At any time before a bonus is payable under the Plan, the Committee in its sole discretion shall determine whether the medium of payment shall be cash and/or Common Stock. To the extent an objective formula established under Section 3.1 for a Participant for a Performance Period is stated in terms of a medium other than the final medium of payment determined by the Committee under this subsection (c), conversion to the final medium of payment shall be determined by the last sale price for a share of Common Stock as quoted on the New York Stock Exchange for the payment date (or the trading day immediately preceding the payment date if the payment date is not a trading day).

4.2 Limitations. No Participant shall be entitled to receive a bonus or bonuses in excess of the following limitations:

(a) For bonuses paid in cash, the maximum bonus payable with respect to all Performance Periods ending in any one Plan Year shall not exceed three hundred percent (300%) of such Participant’s Annual Base Salary in effect as of September 30th during such Plan Year.

(b) For bonuses payable in the form of a transfer of shares of Common Stock, the maximum bonus payable with respect to all Performance Periods ending in any one Plan Year shall not exceed one hundred thousand (100,000) shares.

(c) Special rules for application of the limitations on bonus payments:

(i) A Participant’s Annual Base Salary shall be deemed for these purposes to be the lesser of his or her actual Annual Base Salary or $1,000,000.

(ii) The limitation on cash bonuses and on bonuses in the form of transfers of Common Stock shall be applied separately to the cash and stock components of any bonus or bonuses paid to a Participant.

4.3 Common Stock Available. Shares of Common Stock transferable under the Plan shall be shares of authorized, but not issued Common Stock or Common Stock held in treasury. The maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 500,000 shares. If a bonus award terminates for any reason or is canceled, forfeited or settled in cash rather than stock, the number of shares of Common Stock with respect to which such bonus award terminated or was canceled, forfeited or settled in cash, shall be available for future grants of bonus awards under the Plan, except as otherwise required under Code Section 162(m).

(a) Bonuses payable in the form of a transfer of shares may be evidenced by written grant documents in such form as the Committee shall from time to time approve, and shall set forth such terms and conditions as the Committee shall, from time to time, at its discretion, impose on such transferred shares; provided, however, that any such terms and conditions may not be inconsistent with any specific terms of the Plan.

(b) In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock splits, stock dividend, spin-off, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in (i) the number and kind of shares available for use under the Plan, (ii) the annual limitations on awards of Common Stock, and (iii) the number and kind of shares of Common Stock payable under the formula(s), if any, for the Performance Period in which such event occurs. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding, and conclusive.

ARTICLE 5

PAYMENT OF AWARDS

5.1 Employment Requirement. No bonus shall be payable under the Plan to any Participant who is not employed by the Company (or an affiliate of the Company) on the date such bonus would otherwise be payable unless:

(a) The Participant’s employment terminates prior to such date on account of his or her death, disability (as determined by the Committee, in its sole discretion), or under such other circumstances as the Committee shall, in its sole discretion, determine;

(b) The Participant’s employment terminates prior to such date on account of his or her retirement from the Company on or after attainment of age 60;

(c) An amount is payable pursuant to Section 5.4; or

(d) The Committee, in its sole discretion, specifically allows the Participant’s bonus award to remain payable, in full or in part (as determined by the Committee), if the Participant’s employment terminates prior to such date; provided, however, that, except as provided in Section 5.4, if the Participant is a Covered Employee, any bonus award payable will not exceed an amount equal to the award otherwise payable to the Participant for a Performance Period, multiplied by a fraction, the numerator of which is the number of days the Participant was actively in service with the Company (or an affiliate of the Company) during the Performance Period and the denominator of which is the number of days in the Performance Period.

If a Participant’s employment terminates prior to the date a bonus award would otherwise be payable under any circumstances other than those described above, no bonus award shall be payable to such Participant.

5.2 Proration of Bonus.

(a) If a Participant is on a leave of absence during a Performance Period, any bonus award payable shall be prorated based on active service during the Performance Period, except as provided in Section 5.4.

(b) If a Participant’s employment terminates under the circumstances set forth in Section 5.1(a) or (b), any bonus award payable will be prorated based on active service during the Performance Period, except as provided in Section 5.4.

5.3 Payment Date. Except as provided in this Section 5.3 or in Section 5.4, no Participant may receive any payment with respect to a bonus award unless and until the Committee has certified in writing that the relevant Performance Goals for a Performance Period have been achieved. Notwithstanding anything herein to the contrary, if a Participant who is not a Covered Employee terminates employment under the circumstances set forth in Section 5.1(a), (b), or (d), the Committee shall have the discretion to provide for payment in respect of a bonus award for a Performance Period regardless of whether the Performance Goals for such Performance Period have been achieved. After the Committee has certified in writing that the relevant Performance Goals have been achieved, bonus awards shall be paid by the Company on the Short-Term Deferral Date, to the Participant or to his or her estate in the event of death.

5.4 Change in Control. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control (as defined in the Quaker Chemical Corporation 2016 Long-Term Performance Incentive Plan), each Participant who is employed by the Company on the day before such Change in Control shall be paid (a) any bonus with respect to any Performance Period ending prior to such Change in Control (based on achievement during such Period) that has not been paid to the Participant, such payment to be made on the Short-Term Deferral Date for such Performance Period, and (b) with respect to the Performance Period in which such Change in Control occurs, the amount of the bonus that would have been payable had the target level of performance been achieved for such Performance Period, such payment to be made on the Short-Term Deferral Date for such Performance Period.

5.5 Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if a Participant is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Plan that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Participant before the date that is six months after the date of the Participant’s separation from service. Any payment or benefit that is delayed pursuant to this Section 5.5 shall be made or provided on the first business day of the seventh month following the month in which the Participant’s separation from service occurs. With respect to any cash payment delayed pursuant to this Section 5.5, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Participant’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 5.5 through the date payment is made. The provisions of this Section 5.5 shall apply only to the extent required to avoid a Participant’s incurrence of any additional tax or interest under Section 409A of the Code. To the extent any payment or benefit under the Plan constitutes deferred compensation subject to Section 409A of the Code, this Plan is intended to comply with Section 409A of the

Code and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Section 409A of the Code.

ARTICLE 6

OTHER TERMS AND CONDITIONS

6.1 Shareholder Approval. No bonus awards shall be paid under the Plan unless and until the material terms of the Plan, including the business criteria described in Section 3.2, are disclosed to and approved by the Company’s shareholders at the first annual meeting of shareholders to occur after February 24, 2016, in accordance with Section 162(m)(4)(C) of the Code and the regulations thereunder.

6.2 Nontransferability; Unfunded Plan. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

6.3 Rights. No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant’s compensation at any level.

6.4 Withholding. The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries, or take any other actions it deems necessary or appropriate in connection with any applicable withholding requirements.

6.5 Common Stock. No Common Stock will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with all Federal and state securities laws and with the rules of the New York Stock Exchange and of all domestic stock exchanges on which the Common Stock may be listed. Any certificate issued to evidence shares of Common Stock awarded pursuant to the Plan may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No shares of Common Stock shall be delivered under the Plan until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of a person or estate acquiring the right to an award of Common Stock made pursuant to the Plan as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Common Stock and may require consents and releases of taxing authorities that it may deem advisable.

6.6 Recoupment Policy. A Participant’s right to receive payment of a bonus under the Plan, to retain the bonus and, in the case of a non-cash bonus, to retain the profit or gain the Participant realized in connection with such a bonus shall be subject to any recoupment or “clawback” policy adopted by the Company.

ARTICLE 7

ADMINISTRATION

7.1 The Committee. Until changed by the Board, the Compensation/Management Development Committee of the Board shall constitute the Committee hereunder. All actions taken under the terms of the Plan with respect to any employee who is a Covered Employee or who is subject to the reporting requirements of Section 16(a) of the Exchange Act shall be taken by a Committee consisting solely of two or more members of the Board who qualify both as “outside directors” (as that term is used for purposes of Section 162(m) of the Code), and as “non-employee directors” (as that term is used for purposes of Section 16 of the Exchange Act).

7.2 Committee’s Authority. The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

7.3 Delegation of Authority. Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

7.4 Reliance. The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants, and other professional or expert persons.

7.5 Liability; Indemnification. No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

7.6 Governing Law. The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws) to the extent Federal law is not applicable.

ARTICLE 8

TERM OF PLAN, AMENDMENT AND TERMINATION

8.1 Further Shareholder Approval. The Plan shall terminate as of the date of the first meeting of the shareholders of the Company that occurs in 2021, unless the material terms of the Plan are disclosed to and approved by shareholders on or before the date of such shareholders meeting. Any such termination shall have no effect on Performance Periods beginning before the date of the first meeting of the shareholders of the Company that occurs in 2021.

8.2 Amendment, Suspension and Termination. The Plan may be suspended, terminated, or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable, including any amendments deemed necessary or desirable to comply with the provisions of Code Section 162(m) relating to “performance-based compensation.” Notwithstanding the foregoing, no amendment to the Plan shall be made without the approval of the Company’s shareholders, which:

(a) Increases the maximum cash or stock award permitted under the Plan;

(b) Extends the term of the Plan;

(c) Materially modifies the requirements as to eligibility for participation in the Plan;

(d) Changes the business criteria which may be used in establishing Performance Goals;

(e) Otherwise modifies the Plan in a manner that would cause the Plan to fail to meet the requirements under Section 162(m) of the Code applicable to payments of “performance-based compensation” with respect to Covered Employees; or

(f) Requires shareholder approval under the rules of the exchange or market on which Common Stock is listed or traded.

8.3 Effect of Termination/Amendment. Termination or amendment of the Plan shall not, without the consent of the Participant, diminish a Participant’s rights with respect to any bonus program in effect with respect to the Performance Period in which such amendment or termination occurs except to the extent that such amendment or termination is determined by the Committee to be necessary or appropriate (a) in connection with maintaining the qualification of bonuses under the Plan as “performance-based compensation” for purposes of Code Section 162(m), or (b) to avoid additional tax under Section 409A(a)(1)(B) of the Code.

APPENDIX C

QUAKER CHEMICAL CORPORATION

2016 LONG-TERM PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF THE PLAN

This 2016 Long-Term Performance Incentive Plan (the “Plan”) is being established to (a) provide incentives and awards to nonemployee directors, consultants and those employees largely responsible for the long-term success of Quaker Chemical Corporation (the “Company”) and its 50% or more owned subsidiaries, (b) enable the Company to attract and retain executives, nonemployee directors and consultants in the future, and (c) encourage employees, nonemployee directors and consultants to acquire a proprietary interest in the performance of the Company by purchasing and owning shares of the Company’s Common Stock.

The adoption of the Plan is subject to the approval of the Plan by the Company’s shareholders and shall not become effective until so approved. The Plan is intended to replace the Company’s 2011 Long-Term Performance Incentive Plan (the “2011 Plan”). If the Plan is approved by the Company’s shareholders, no further awards shall be granted under the 2011 Plan. If the Plan is not so approved by the Company’s shareholders, the Plan shall be null and void, and the 2011 Plan shall continue in effect without change, provided that no performance awards shall be granted under the 2011 Plan with respect to performance periods beginning after the first shareholders meeting in 2016.

2.	GENERAL PROVISIONS

2.1 Definitions. As used in the Plan, the following terms shall have the following meanings unless otherwise required by the context:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Award” means an Equity Award granted to a Nonemployee Director or Consultant, or an Equity Award or Performance Incentive Unit granted to an Employee.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Change in Control” means, except as provided in Section 10.3, the date on which:

(i) any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Act (other than (A) the Company and/or its wholly owned subsidiaries; (B) any “employee stock ownership plan” (as that term is defined in Code Section 4975(e)(7)) or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (D) any other Person who, within the one year prior to the event which would otherwise be a Change in Control, is an executive officer of the Company or any group of Persons of which he or she voluntarily is a part), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities or such lesser percentage of voting power, but not less than 15%, as determined by the members of the Board of Directors of the Company who are independent directors (as defined in the New York Stock Exchange, Inc. Listed Company Manual); provided, however, that a Change in Control shall not be deemed to have occurred under the provisions of this subsection (i) by reason of the beneficial ownership of voting securities by members of the Benoliel Family (as defined below) unless and until the beneficial ownership of all members of the Benoliel Family (including any other individuals or entities who or which, together with any member or members of the Benoliel Family, are deemed under Sections 13(d) or 14(d) of the Act to constitute a single Person) exceeds 50% of the combined voting power of the Company’s then outstanding securities;

(ii) during any two-year period after the effective date of the Plan, Directors of the Company in office at the beginning of such period plus any new Director (other than a Director designated by a Person who has entered into an agreement with the Company to effect a transaction within the purview of subsections (i) or (iii) hereof) whose election by the Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board of Directors;

(iii) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s Common Stock would be converted into cash, securities, and/or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the Common Stock immediately before; or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(iv) the Company’s shareholders or the Company’s Board of Directors shall approve the liquidation or dissolution of the Company.

As used in this subsection, “members of the Benoliel Family” shall mean Peter A. Benoliel, his wife and children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means (i) the Compensation/Management Development Committee of the Board of Directors, (ii) such other committee of the Board of Directors that consists solely of two (2) or more members of the Board of Directors, each of whom qualifies both as an “outside director” (as that term is used for purposes of Code Section 162(m)) and as a “non-employee director” (as that term is used for purposes of Rule 16b-3 under the Act) with respect to the Plan, or (iii) such other committee as the Compensation/Management Development Committee or the Board of Directors, in its discretion, shall establish that consists of one or more members of the Board of Directors (such as the Chairman of the Board) for the purpose of granting Equity Awards to Employees who are not Covered Employees and who are not subject to Section 16(b) of the Act.

(g) “Common Stock” means the Common Stock, par value $1.00 per share, of the Company.

(h) “Consultant” shall mean an individual who is not an Employee or a Nonemployee Director and who has entered into a consulting arrangement with the Company to provide bona fide services that (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

(i) “Covered Employee” means each person who is either the chief executive officer of the Company or whose total compensation is required to be reported to shareholders of the Company under the Act by reason of being among the three highest compensated officers (other than the chief executive officer or the chief financial officer) of the Company. The intent of this definition is to identify those persons who are “covered employees” for purposes of the applicable provisions of Code Section 162(m) and this definition is to be interpreted consistent with this intent. The provisions of the Plan that specifically apply only to Covered Employees shall apply to a Participant if he or she is reasonably expected to be a Covered Employee with respect to the taxable year in which the Performance Period begins, or the taxable year in which the Performance Award is to be paid.

(j) “Employee” means an individual who is employed by the Company or a Subsidiary.

(k) “Equity Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Stock Grant made under the Plan.

(l) “Fair Market Value” means, with respect to the applicable date, the last sale price for a share of Common Stock as quoted on the New York Stock Exchange for that date or, if not reported on the New York Stock Exchange for that date, as quoted on the principal exchange on which the Common Stock is listed or traded; provided, however, if no such sales are made on such date, then on the next preceding date on which there are such sales. If for any day the Fair Market Value of a share of Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Committee under a method that complies with Code Sections 422 and 409A and that is adopted by the Committee.

(m) “Incentive Stock Option” means an option granted under the Plan which is intended to qualify as an incentive stock option under Code Section 422.

(n) “Nonemployee Director” means a director of the Company who is not an Employee.

(o) “Non-Qualified Stock Option” means an option granted under the Plan which is not an Incentive Stock Option.

(p) “Participant” means an Employee, Nonemployee Director or Consultant to whom an Award has been granted under the Plan.

(q) “Performance Award” means Performance Stock, Performance Stock Units and Performance Incentive Units.

(r) “Performance Incentive Unit” means a unit granted pursuant to Article 8.

(s) “Performance Period” means a period of one or more consecutive calendar years or other periods as determined by the Committee. Nothing herein shall prohibit the creation of multiple Performance Periods which may overlap with other Performance Periods established under the Plan. In no event, however, shall a Performance Period begin on or after the first shareholder meeting that occurs in 2021 unless shareholder approval is obtained as required under Code Section 162(m).

(t) “Performance Program Target” means a performance program target fixed by the Committee for a particular Performance Period as provided in Article 9.

(u) “Performance Stock” means a type of Restricted Stock, where the lapse of restrictions is based on achievement of one or more Performance Program Targets.

(v) “Performance Stock Unit” means a type of Restricted Stock Unit, the vesting of which is based on achievement of one or more Performance Program Targets.

(w) “Restricted Stock” means Common Stock subject to restrictions determined by the Committee and granted pursuant to Article 6.

(x) “Restricted Stock Unit” means a unit granted pursuant to Article 7.

(y) “Short-Term Deferral Date” means with respect to a Performance Stock Unit or Performance Incentive Unit, a date within the 2 1/2 month period immediately following the last day of the Performance Period for which such Award was made; provided that such period (measured from the last day of the period) shall be less than 2 1/2 months to the extent necessary to cause such period to be within one calendar year. A Participant shall have no right to interest as a result of payment on a date after the first day of such period. Notwithstanding the foregoing, for purposes of determining the date payment “would otherwise be made” with respect to a Performance Incentive Unit under Sections 8.3 and 9.4, the date payment is actually made to similarly situated Participants with respect to the Performance Period shall be determinative, and not the Short-Term Deferral Date.

(z) “Stock Appreciation Right” means a right granted pursuant to Article 4.

(aa) “Stock Grant” means a grant of unrestricted shares of Common Stock pursuant to Article 5.

(bb) “Stock Option” means an Incentive Stock Option or Non-Qualified Stock Option granted pursuant to Article 3.

(cc) “Subsidiary” means any corporation or other entity, the equity of which is 50% or more owned, directly or indirectly, by the Company.

(dd) “Termination of Service” shall mean (i) with respect to an Award granted to an Employee, the termination of the employment relationship between the Employee and the Company and all Subsidiaries; (ii) with respect to an Equity Award granted to a Nonemployee Director, the cessation of the provision of services as a director of the Company; and (iii) with respect to an Equity Award granted to a Consultant, the termination of the consulting arrangement between the Consultant and the Company; provided, however, that if a Participant’s status changes from Employee, Nonemployee Director or Consultant to any other status eligible to receive an Award under the Plan, the Committee may provide that no Termination of Service occurs for purposes of the Plan until the Participant’s new status with the Company and all Subsidiaries terminates. For purposes of this paragraph, if a Participant is an Employee of a Subsidiary and not the Company, the Participant shall incur a Termination of Service when such corporation or other entity ceases to be a Subsidiary, unless the Committee determines otherwise.

(ee) “Total Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Such determination shall be made by a physician selected by the Committee and reasonably acceptable to the Participant or the Participant’s legal representative.

2.2 Administration of the Plan.

(a) The Plan shall be administered by the Committee, which shall have the full power, subject to and within the limits of the Plan, to interpret and administer the Plan and Awards granted under it, make and interpret rules and regulations for the administration of the Plan, and make changes in and revoke such rules and regulations. The Committee also shall have the authority to adopt modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as are necessary to comply with the laws and regulations of other countries in which the Company or a Subsidiary operates in order to assure the viability of Awards granted under the Plan to individuals in such other countries. The Committee, in the exercise of these powers, shall (i) generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of an Award in a manner and to the extent it shall deem necessary to make the Plan fully effective; (ii) determine those Employees, Nonemployee Directors and Consultants to whom Awards shall be granted, the type of Award to be granted and the number of Awards to be granted, consistent with the provisions of the Plan; (iii) determine the terms of Awards granted consistent with the provisions of the Plan; and (iv) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company.

(b) The Board of Directors may, at its discretion, select one or more of its members who are eligible to be members of the Committee as alternate members of the Committee who may take the place of any absent member or members of the Committee at any meeting of the Committee. The Committee may act only by a majority vote of its members then in office; the Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(c) No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

2.3 Effective Date. The Plan shall be effective as of February 24, 2016, provided that the Plan is approved and ratified by the Company’s shareholders at the Company’s 2016 Annual Meeting of Shareholders. If the Plan is not so approved by the Company’s shareholders, the Plan and all Awards previously granted thereunder shall become null and void.

2.4 Duration. If approved by the shareholders of the Company as provided in Section 2.3, unless sooner terminated by the Board of Directors, the Plan shall remain in effect until February 23, 2026.

2.5 Shares Subject to the Plan; Equity Award Limits. The maximum aggregate number of shares of Common Stock which may be subject to Equity Awards granted under the Plan shall be six hundred thousand (600,000) (which is also the maximum aggregate number of shares that may be subject to Incentive Stock Options under the Plan), subject to the following limits:

(a) No Employee shall be granted during any one calendar year Stock Options entitling such Employee to purchase more than three hundred thousand (300,000) shares of Common Stock;

(b) No Employee shall be granted during any one calendar year Stock Appreciation Rights entitling such Employee to appreciation with respect to more than three hundred thousand (300,000) shares of Common Stock;

(c) The aggregate number of shares of Common Stock subject to Performance Stock granted to an Employee during any one calendar year shall not exceed three hundred thousand (300,000) shares;

(d) The aggregate number of shares of Common Stock subject to Performance Stock Units granted to an Employee during any one calendar year shall not exceed three hundred thousand (300,000) shares;

(e) No more than three hundred thousand (300,000) shares of Common Stock shall be available for the granting of Restricted Stock under the Plan;

(f) No more than three hundred thousand (300,000) shares of Common Stock shall be available for the granting of Restricted Stock Units under the Plan; and

(g) No more than two hundred and fifty thousand (250,000) shares of Common Stock shall be available for the granting of Stock Grants under the Plan.

Each limit stated in this Section 2.5 shall be subject to adjustment in accordance with Section 11.2. If an Equity Award expires, terminates for any reason, or is canceled, forfeited or settled in cash rather than stock, the number of shares of Common Stock with respect to which such Equity Award expired, terminated, or was canceled, forfeited or settled in cash, shall be available for future grants of Equity Awards under the Plan, except as otherwise required under Code Section 162(m). Shares available under the Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.

2.6 Amendments and Termination. The Plan may be suspended, terminated, or reinstated, in whole or in part, at any time by the Board of Directors. Except as provided below, the Board of Directors may from time to time make such amendments to the Plan as it may deem advisable, and the Committee may amend any outstanding Award at any time (including an amendment that applies to a Participant who has incurred a Termination of Service); provided, however, that, without the approval of the Company’s shareholders, no amendment shall be made which:

(a) Increases the maximum number of shares of Common Stock which may be subject to Incentive Stock Options granted under the Plan (other than as provided in Section 11.2);

(b) Materially modifies the requirements as to eligibility for participation in the Plan with respect to Incentive Stock Options;

(c) To the extent compliance with Code Section 162(m) is desired, modifies the Plan in a manner that would cause any Award to fail to meet the requirements to be treated under Code Section 162(m) as “performance-based compensation”; or

(d) Requires shareholder approval under the rules of the exchange or market on which the Common Stock is listed or traded.

Except as permitted under Section 10.4 or 11.2, if the Fair Market Value of Common Stock subject to a Stock Option or Stock Appreciation Right has declined since the Equity Award was granted, the Committee shall not, without shareholder approval, (i) cancel any or all such Stock Options or Stock Appreciation Rights in exchange for cash or the grant of a new Award, or (ii) reduce the exercise price of any or all such Stock Options or reduce the amount over which appreciation of a Stock Appreciation Right is measured; provided, however, that such reduced amount shall not be less than the Fair Market Value on the date such reduction is made.

No amendment, suspension or termination of the Plan or amendment of an outstanding Award shall affect the Participant’s rights under an outstanding Award or cause the modification (within the meaning of Code Section 424(h)) of an Incentive Stock Option, without the consent of the Participant affected thereby. The foregoing limitation on amendments, suspension and termination shall not apply to any amendment, suspension or termination (i) pursuant to Section 10.4 or 11.2, or (ii) that the Committee, in its sole discretion, determines as necessary or appropriate to avoid the additional tax under Code Section 409A(a)(1)(B).

2.7 Participants and Grants. The Committee may grant one or more Awards to Nonemployee Directors, Consultants and those Employees who the Committee determines hold positions which enable them to have an impact on the long-term success of the Company or its Subsidiaries. In determining the number of shares of Common Stock subject to an Equity Award and the number of Performance Incentive Units to be granted to an Employee, the Committee shall consider the Employee’s base salary, his or her expected contribution to the long-term performance of the Company, and such other relevant facts as the Committee shall deem appropriate. More than one Award may be granted to any Employee, Nonemployee Director or Consultant, and terms and conditions of Awards and types of Awards need not be consistent from Participant to Participant.

3.	STOCK OPTIONS

3.1 General. Each Stock Option granted under the Plan to an Employee, Nonemployee Director or Consultant shall be granted by the Committee in its sole discretion, and shall be evidenced by an agreement which shall state the number of shares of Common Stock which may be purchased upon the exercise thereof and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine that do not cause the Stock Option to be subject to Code Section 409A and that are not inconsistent with the terms of the Plan and, for Incentive Stock Options, Code Section 422.

3.2 Price. Subject to the provisions of Section 3.6(d), the purchase price per share of Common Stock subject to a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted, except as provided in Section 2.6 regarding repricing.

3.3 Period. The duration or term of each Stock Option granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

3.4 Exercise. A Stock Option shall be exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Committee may specify. Once exercisable, a Stock Option shall be exercisable, in whole or in part, by delivery of a notice of exercise to the Secretary of the Company at the principal office of the Company specifying the number of shares of Common Stock as to which the Stock Option is then being exercised together with payment of the full purchase price for the shares being purchased upon such exercise. Until the shares of Common Stock as to which a Stock Option is exercised are paid for in full and issued, the Participant shall have none of the rights of a shareholder of the Company with respect to such Common Stock.

3.5 Payment. The Committee, in its sole discretion, shall determine from the alternatives set forth in subsections (a) through (d) the methods by which the exercise price may be paid. To the extent the agreement evidencing a Stock Option does not include one or more alternatives, the Committee hereby specifically reserves the right to exercise its discretion to allow the Participant to pay the exercise price using such alternative.

(a) In United States dollars in cash, or by check, bank draft, or money order payable in United States dollars to the order of the Company;

(b) By the delivery by the Participant to the Company of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate of the purchase price of Common Stock as to which the Stock Option is then being exercised or by the withholding of whole shares of Common Stock having such Fair Market Value upon the exercise of such Stock Option;

(c) In United States dollars in cash, or by check, bank draft, or money order payable in United States dollars to the order of the Company delivered to the Company by a broker in exchange for its receipt of stock certificates from the Company in accordance with instructions of the Participant to the broker pursuant to which the broker is required to deliver to the Company the amount required to pay the purchase price; or

(d) By a combination of any number of the foregoing.

The Committee may, in its discretion, impose limitations, conditions, and prohibitions on the use by a Participant of shares of Common Stock to pay the purchase price payable by such Participant upon the exercise of a Stock Option.

3.6 Special Rules for Incentive Stock Options. Notwithstanding any other provision of the Plan, the following provisions shall apply to Incentive Stock Options granted under the Plan:

(a) Incentive Stock Options shall only be granted to Participants who are Employees.

(b) To the extent that the aggregate Fair Market Value (as of the date of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and under any other plan of the Company or a Subsidiary under which “incentive stock options” (as that term is defined in Code Section 422) are granted exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

(c) Any Participant who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by sale or exchange either within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or within one (1) year of the acquisition of such shares, shall promptly notify the Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the purchase price per share paid upon exercise, and the date of disposition.

(d) No Incentive Stock Option shall be granted to a Participant who, at the time of the grant, owns (or is deemed to own) stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, unless the purchase price of the shares of Common Stock purchasable upon exercise of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value (at the time the Incentive Stock Option is granted) of the Common Stock and the Incentive Stock Option is not exercisable more than five (5) years from the date it is granted.

3.7 Termination of Service.

(a) In the event a Participant incurs a Termination of Service for cause, as determined by the Committee in its sole discretion, while the Participant holds Stock Options granted under the Plan, all Stock Options held by the Participant shall expire immediately.

(b) Except as otherwise provided in subsection (a) or in the agreement evidencing the Participant’s Stock Option, if a Participant, while holding a Stock Option, dies prior to Termination of Service, incurs a Termination of Service as a result of his or her Total Disability, or incurs a Termination of Service on or after reaching age 60, then (i) each Stock Option held by the Participant that is not exercisable shall become exercisable (i.e., vested) on the date of the Termination of Service on a pro rata basis, based on the number of full months of active service with the Company or a Subsidiary during the vesting period (or vesting period for the relevant tranche, as applicable) and (ii) each Stock Option held by the Participant shall be exercisable by the Participant (or, in the case of death, by the executor or administrator of the Participant’s estate or by the person or persons to whom the deceased Participant’s rights thereunder shall have passed by will or by the laws of descent or distribution), to the extent otherwise exercisable at the time of (or as a result of) Termination of Service, until the earlier of (A) its stated expiration date or (B) the date occurring three (3) years after the date of such Termination of Service; provided, that in the event of a Termination of Service as a result of the Participant’s Total Disability, such Stock Option shall be exercisable until its stated expiration date.

(c) Except as otherwise provided in the agreement evidencing the Participant’s Stock Option, if a Participant shall incur a Termination of Service for any reason not specified in Sections 3.7(a) or (b), the Participant shall, to the extent otherwise exercisable at the date of Termination of Service, have the right to exercise the Stock Options held by him or her at the date of Termination of Service for a period of three (3) months or, in the case of Stock Options which are not intended to be Incentive Stock Options, such extended period as the Committee may, in its sole discretion, determine; provided, however, that in no event shall such Stock Options be exercisable after their stated expiration date.

(d) The Committee may, in its sole discretion, provide for the continued or accelerated vesting of a Stock Option following Termination of Service.

(e) To the extent a Stock Option held by a Participant is not exercisable at the time of (or as a result of) his or her Termination of Service, such Stock Option shall terminate.

3.8 Effect of Leaves of Absence. It shall not be considered a Termination of Service when a Participant is on military or sick leave or such other type of leave of absence which is considered as continuing intact the relationship of the Participant with the Company or its Subsidiaries. In case of such leave of absence, the relationship shall be continued until the later of the date when such leave equals ninety (90) days or the date when the Participant’s right to reemployment shall no longer be guaranteed either by statute or contract.

4.	STOCK APPRECIATION RIGHTS

4.1 General. Each Stock Appreciation Right granted under the Plan to an Employee, Nonemployee Director or Consultant shall be granted by the Committee in its sole discretion and shall be evidenced by an agreement which shall state the number of shares of Common Stock with respect to which appreciation shall be measured and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine that are not inconsistent with the provisions of the Plan and Code Section 409A.

4.2 Amount Payable on Exercise. A Stock Appreciation Right entitles the Participant to receive, with respect to each share of Common Stock to which the Stock Appreciation Right is exercised, the excess, if any, of the Fair Market Value of the share on the date of exercise over the Fair Market Value of the share on the date the Stock Appreciation Right is granted (the “Spread”). Such excess shall be paid in cash, shares of Common Stock (having a Fair Market Value on the date of exercise equal to the Spread), or a combination thereof, as determined by the Committee.

4.3 Period. The duration or term of each Stock Appreciation Right granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

4.4 Exercise. A Stock Appreciation Right shall be exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Committee may specify. Once exercisable, a Stock Appreciation Right shall be exercisable, in whole or in part, by delivery of a notice of exercise to the Secretary of the Company at the principal office of the Company specifying the number of shares of Common Stock as to which the Stock Appreciation Right is then being exercised.

4.5 Termination of Service. For purposes of determining the extent to which, and the period during which, a Stock Appreciation Right may be exercised following a Participant’s Termination of Service, Section 3.7 shall be applied by replacing the terms “Stock Option” and “Stock Options” in each place such terms appear in Section 3.7, with the terms “Stock Appreciation Right” and “Stock Appreciation Rights,” respectively.

4.6 Effect of Leaves of Absence. It shall not be considered a Termination of Service when a Participant is on military or sick leave or such other type of leave of absence which is considered as continuing intact the relationship of the Participant with the Company or its Subsidiaries. In case of such leave of absence, the relationship shall be continued until the later of the date when such leave equals ninety (90) days or the date when the Participant’s right to reemployment shall no longer be guaranteed either by statute or contract.

5.	STOCK GRANTS

The Committee may make a Stock Grant to an Employee, Nonemployee Director or Consultant. Such Stock Grant shall be fully vested on the date made.

6.	RESTRICTED STOCK

6.1 Grant. Restricted Stock may be granted by the Committee to an Employee, Nonemployee Director or Consultant under this Article for no consideration in the form of an award of Common Stock subject to restrictions. At the time Restricted Stock is granted, the Committee shall determine whether the Restricted Stock is Performance Stock (where the lapse of restrictions is based on Performance Program Targets), or Restricted Stock that is not Performance Stock (where the lapse of restrictions is based on times and/or conditions determined by the Committee). The period beginning on the date of grant and ending on the date the restrictions lapse is the “Restriction Period.”

6.2 Restrictions. Except as otherwise provided in this Article, Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned, hypothecated, or otherwise encumbered or disposed of during the Restriction Period.

6.3 Lapse of Restrictions.

(a) Restricted Stock Other Than Performance Stock. With respect to Restricted Stock that is not Performance Stock:

(i) The restrictions described in Section 6.2 shall lapse at the earlier of (A) such time or times, and on such conditions, as the Committee may specify at the time of grant or (B) a Change in Control occurring before the Participant’s Termination of Service;

(ii) Except as otherwise provided in the agreement evidencing the Participant’s Restricted Stock, if a Participant dies prior to Termination of Service, incurs a Termination of Service as a result of his or her Total Disability, or incurs a Termination of Service on or after reaching age 60, then the restrictions described in Section 6.2 shall lapse on the date of the Termination of Service on a pro rata basis, based on the number of full months of active service with the Company or a Subsidiary during the Restriction Period (or Restriction Period for the relevant tranche, as applicable); and

(iii) The Committee may, in its sole discretion, provide for the continued or accelerated vesting of Restricted Stock (other than Performance Stock) following Termination of Service.

(b) Performance Stock. With respect to Performance Stock granted to a Participant, the restrictions described in Section 6.2 shall lapse after the end of the relevant Performance Period based on the Performance Program Targets established in accordance with Article 9 and achieved for such Period. As promptly as practicable after the end of the Performance Period, the Committee shall, in accordance with Article 9, determine the extent to which the Performance Program Targets have been achieved. Except as provided in Section 10.3, the extent to which such restrictions lapse shall be based solely on the achievement of Performance Program Targets, in accordance with Article 9; the Committee shall not have the discretion to increase the extent to which such restrictions lapse. Except as provided in Section 9.4 or Section 10.3, if a Participant incurs a Termination of Service for any reason prior to the date the Restriction Period would otherwise lapse with respect to Performance Stock, the Participant shall forfeit all Performance Stock granted with respect to such Performance Period. The Restriction Period with respect to Performance Stock shall end on the date the Committee makes its determination regarding achievement of Performance Program Targets in accordance with Article 9, but only to the extent such targets are achieved.

(c) In General. Upon the lapse of restrictions in accordance with this Section 6.3 with respect to a share of Restricted Stock, the Restriction Period shall end and such share of Common Stock shall cease to be Restricted Stock for purposes of the Plan. Except as provided in Section 9.4 and Article 10, any Restricted Stock with respect to which the Restriction Period has not lapsed at the time of (or as a result of) the Participant’s Termination of Service, shall be forfeited.

6.4 Custody of Shares. The Committee may require under such terms and conditions as it deems appropriate or desirable that the certificates for shares of Restricted Stock be held in custody by a bank or other institution or that the Company may itself hold such certificates in custody until the lapse of restrictions under Section 6.3 and may require as a condition of any grant of Restricted Stock that the Participant shall have delivered to the Company a stock power endorsed in blank relating to the shares of Common Stock subject to the Award. The shares of Common Stock that cease to be Restricted Stock under Section 6.3(c) shall be issued promptly after the conclusion of the Restriction Period and the satisfaction of any applicable withholding requirements.

6.5 Shareholder Rights. Each Participant who receives Restricted Stock shall have all of the rights of a shareholder with respect to such shares, subject to the restrictions set forth in Section 6.2, including the right to vote the shares and receive dividends and other distributions. Any shares of Common Stock or other securities of the Company received by a Participant with respect to a share of Restricted Stock, as a stock dividend, or in connection with a stock split or combination, share exchange or other recapitalization, shall have the same status and be subject to the same restrictions as such Restricted Stock.

7.	RESTRICTED STOCK UNITS

7.1 Nature of Restricted Stock Units. A Restricted Stock Unit entitles the Participant to receive one share of Common Stock, cash equal to the Fair Market Value of a share of Common Stock on the date of vesting, or a combination thereof, with respect to each Restricted Stock Unit that vests in accordance with Section 7.3; any fractional Restricted Stock Unit shall be payable in cash. The Committee, in its sole discretion, shall determine the medium of payment.

7.2 Grant of Restricted Stock Units. At the time of grant, the Committee shall determine (a) the Employee, Nonemployee Director or Consultant receiving the grant, (b) the number of Restricted Stock Units subject to the Award, (c) whether the Restricted Stock Unit is a Performance Stock Unit (where vesting is based on Performance Program Targets), or a Restricted Stock Unit that is not a Performance Stock Unit (where vesting is based on times and/or conditions determined by the Committee), and (d) when such Restricted Stock Units shall vest in accordance with Section 7.3. The Company shall establish a bookkeeping account in the Participant’s name which reflects the number and type of Restricted Stock Units standing to the credit of the Participant.

7.3 Vesting.

(a) Restricted Stock Units Other Than Performance Stock Units. With respect to Restricted Stock Units that are not Performance Stock Units:

(i) The Restricted Stock Unit shall vest at the earlier of (A) such time or times, and on such conditions, as the Committee may specify at the time of grant or (B) a Change in Control occurring before the Participant’s Termination of Service;

(ii) Except as otherwise provided in the agreement evidencing the Participant’s Restricted Stock Unit, if a Participant dies prior to Termination of Service, incurs a Termination of Service as a result of his or her Total Disability, or incurs a Termination of Service on or after reaching age 60, then the Restricted Stock Unit shall vest on the date of the Termination of Service on a pro rata basis, based on the number of full months of active service with the Company or a Subsidiary during the vesting period (or vesting period for the relevant tranche, as applicable); and

(iii) The Committee may, in its sole discretion, provide for the continued or accelerated vesting of a Restricted Stock Unit (other than a Performance Stock Unit) following Termination of Service.

(b) Performance Stock Units. The Committee shall determine the extent to which a Participant’s Performance Stock Units vest after the end of the relevant Performance Period, based on the Performance Program Targets established in accordance with Article 9 and achieved for such Period. As promptly as practicable after the end of the Performance Period, the Committee shall, in accordance with Article 9, determine the extent to which the Performance Program Targets have been achieved. Except as provided in Section 10.3, the extent to which Performance Stock Units vest shall be based solely on the achievement of Performance Program Targets, in accordance with Article 9; the Committee shall not have the discretion to increase the extent to which such Performance Stock Units vest. Except as provided in Section 9.4 or Section 10.3, if a Participant incurs a Termination of Service for any reason prior to the date Performance Stock Units would otherwise vest, the Participant shall forfeit all Performance Stock Units granted with respect to such Performance Period. Performance Stock Units shall vest on the date the Committee makes its determinations regarding achievement of Performance Program Targets in accordance with Article 9, but only to the extent such targets are achieved.

(c) Payment. Except as otherwise provided in the agreement evidencing the Participant’s Restricted Stock Unit grant, (i) payment with respect to a vested Restricted Stock Unit that is a Performance Stock Unit shall be made on the Short-Term Deferral Date and (ii) payment with respect to a vested Restricted Stock Unit that is not a Performance Stock Unit shall be made on the first to occur of the vesting date set forth in Section 7.3(a)(i)(A), a Termination of Service, or a Change in Control that is a change in control within the meaning of regulations issued under Code Section 409A.

7.4 Dividend Equivalent Rights. Except as otherwise provided in the agreement evidencing the Participant’s Restricted Stock Unit award, the Company shall credit to the Participant’s bookkeeping account, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units equal to the total number of Restricted Stock Units credited to the Participant’s bookkeeping account on such date, multiplied by the dollar amount of the per share cash dividend, and divided by the Fair Market Value of a share of Common Stock on such date. Restricted Stock Units attributable to such dividend equivalent rights shall be subject to the same terms and conditions as the Restricted Stock Units to which such dividend equivalent rights relate.

8.	PERFORMANCE INCENTIVE UNITS

8.1 Grants/Maximum Amount Payable. The Committee may grant Performance Incentive Units to an Employee with respect to a Performance Period. Notwithstanding any other provision of the Plan to the contrary, the amount of compensation payable to a Participant in any one calendar year on account of Performance Incentive Units shall be reduced to the extent such compensation exceeds the lesser of five (5) times the Participant’s base salary, or five million dollars ($5,000,000).

8.2 Stated Value and Change in Performance Targets.

(a) Stated Value. Within the period set forth in Section 9.2, the Committee shall establish the value (which shall be expressed in dollars) of Performance Incentive Units (the “Stated Value”) to be granted to a Participant with respect to a Performance Period, and shall fix the percentage, if any, of the Stated Value to be earned upon the achievement of the Performance Program Targets established for the relevant Performance Period. In no event, however, shall the percentage of Stated Value to be earned upon achievement of the maximum Performance Program Target established with respect to a Performance Period exceed 200% of Stated Value fixed for that Performance Period.

(b) Change in Performance Targets. If the Committee determines that an unforeseen change during a Performance Period in the Company’s business operations, corporate structure, capital structure, or manner in which it conducts business is significant, nonrecurring and material and that the Performance Program Targets established for the Performance Period are no longer suitable, the Committee may, but only with the concurrence of the Board of Directors, modify the Performance Program Targets as it deems appropriate and equitable; provided, however, that no such modification shall increase the Performance Program Targets in effect for any Performance Period (i.e., establish a target that is more difficult to achieve than the original Performance Program Target); and provided, further, that no such modification shall be made that would cause the benefits payable to a Covered Employee with respect to such Performance Program Target to fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

8.3 Payment. As promptly as practicable after the end of each Performance Period, the Committee shall, pursuant to Article 9, determine the earned percentage of Stated Value of the Performance Incentive Units granted with respect to such completed Performance Period. The Company shall, on the Short-Term Deferral Date, pay to each Participant holding Performance Incentive Units granted with respect to such completed Performance Period, for each such Performance Incentive Unit held by him or her, an amount in cash equal to the product obtained by multiplying Stated Value by the earned percentage of Stated Value; provided, however, that except as provided in Section 9.4 or Section 10.3, no amounts shall be due or payable with respect to any

Performance Incentive Units if the Participant to whom such Performance Incentive Units have been granted incurs a Termination of Service for any reason prior to the date the payment would otherwise be made with respect to such Performance Incentive Units.

9.	COMMON RULES FOR PERFORMANCE AWARDS

9.1 In General. Notwithstanding any provision of the Plan to the contrary, this Article 9 shall apply to Performance Awards. This Article 9 is intended to ensure that Performance Awards granted to any Participant who is a Covered Employee shall qualify as “performance-based compensation” for purposes of Code Section 162(m). All discretionary actions taken under the Plan with respect to such Performance Awards shall be exercised exclusively by the Committee.

9.2 Committee Determinations. With respect to Performance Awards, the Committee shall determine:

(a) The Employee to whom the Award shall be granted;

(b) The type of Award to be granted;

(c) The Performance Period applicable to the Award;

(d) The Performance Program Target(s) applicable to the Award; and

(e) Other terms and conditions of the Award consistent with the terms of the Plan.

All such determinations shall be made within the first ninety (90) days of the Performance Period or, if shorter, within the first 25% of such Performance Period, provided in either case that the outcome is substantially uncertain when the Performance Program Targets are established. Each of the above determinations shall be made by the Committee in its sole discretion without any requirement for consistency among, for example, (i) the types of Awards granted to Participants, and (ii) the Performance Periods or Performance Program Targets applicable to Participants or to different types of Awards.

9.3 Performance Program Targets.

(a) The Performance Program Targets shall provide an objective method for determining whether the Performance Program Targets have been achieved, and an objective method for computing the amount to be paid, or the number of shares of Common Stock which shall vest or be distributed, to the Participant based on the attainment of one or more goals included in the Performance Program Targets.

(b) Performance Program Targets shall be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, regional business units or other operating units, or (iii) any combination thereof): profit before taxes, profit after taxes, earnings before or after taxes, interest, depreciation and/or amortization, stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Committee to take into account significant nonrecurring items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate; provided, however, that with respect to Performance Awards granted to a Covered Employee, any such modification or adjustment shall be established not later than the end of the period stated in Section 9.2. Performance Program Targets may also be based upon a Participant’s attainment of personal objectives with respect to any of the foregoing business criteria or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility; provided, however, that with respect to a Covered Employee, such objectives and criteria are consistent with the goal of providing for deductibility under Code Section 162(m).

(c) Measurements of actual performance against the Performance Program Targets established by the Committee shall be objectively determinable and shall, to the extent applicable, be determined according to generally accepted accounting principles as in existence on the date on which the Performance Program Targets are established and, without regard to any changes in such principles after such date, except where the Committee has specified that such changes shall be taken into account and, with respect to Covered Employees, such specification is made not later than the end of the period set forth in Section 9.2. The Committee may provide for appropriate adjustments to any business criteria used in connection with measuring attainment of Performance Program Targets to take into account fluctuations in exchange rates, where relevant.

9.4 Termination of Service Prior to End of Restriction Period, Vesting or Payment Date.

(a) Employment Requirement. Except as provided in Section 10.3, no Performance Award shall be payable under the Plan to any Participant who incurs a Termination of Service prior to the date the Restriction Period ends (with respect to Performance Stock), the date of vesting (with respect to Performance Stock Units), or the date the payment would otherwise be made (with respect to Performance Incentive Units), unless:

(i) The Participant incurs a Termination of Service prior to such date on account of his or her death or Total Disability, or under such other circumstances as the Committee shall, in its sole discretion, determine;

(ii) The Participant incurs a Termination of Service prior to such date on account of his or her retirement from the Company or a Subsidiary on or after attainment of age 60; or

(iii) The Committee, in its sole discretion, specifically allows the Participant’s Performance Award to remain payable, in full or in part (as determined by the Committee), if the Participant incurs a Termination of Service before such date; provided, however, that, except as provided in Section 10.3, if the Participant is a Covered Employee, any Performance Award payable will not exceed an amount equal to the Award otherwise payable to the Participant for a Performance Period, multiplied by a fraction, the numerator of which is the number of days the Participant was actively in service with the Company or a Subsidiary during the Performance Period and the denominator of which is the number of days in the Performance Period.

Except as provided in Section 10.3, if a Participant incurs a Termination of Service prior to the date the Restriction Period ends (with respect to Performance Stock), the date of vesting (with respect to Performance Stock Units), or the date the payment would otherwise be made (with respect to Performance Incentive Units) under any circumstances other than those described above, the Performance Award shall be forfeited on the date of such Termination of Service.

(b) Proration of Performance Award.

(i) If a Participant is on a leave of absence during a Performance Period, the Participant’s Performance Award shall be prorated based on active service during the Performance Period, except as provided in Section 10.3.

(ii) If a Participant incurs a Termination of Service under the circumstances set forth in Section 9.4(a)(i) or (ii), any Performance Award payable shall be prorated based on active service during the Performance Period, except as provided in Section 10.3.

9.5 Conditions to Payment or Vesting. No Participant may receive any payment (of unrestricted Common Stock or cash) with respect to a Performance Award unless and until (A) the Plan is approved by the Company’s shareholders, and (B) except as provided in this Section 9.5 or in Section 10.3, the Committee responsible for the administration of the Plan with respect to such Participant has certified in writing that the Performance Program Target or Targets for a Performance Period have been achieved. Notwithstanding anything herein to the contrary, if a Participant who is not a Covered Employee incurs a Termination of Service under the circumstances set forth in Section 9.4(a)(i), (ii), or (iii), the Committee shall have the discretion to provide for payment in respect of a Performance Award for a Performance Period regardless of whether the Performance Program Targets for such Performance Period have been achieved.

10.	CHANGE IN CONTROL

10.1 Stock Options and Stock Appreciation Rights. Upon the occurrence of a Change in Control, all Stock Options and Stock Appreciation Rights granted and outstanding under the Plan shall become immediately exercisable in full regardless of any terms of such an Award to the contrary; provided, however, that the extent to which a Stock Option or Stock Appreciation Right is exercisable shall not be increased under this Section if the Participant incurred a Termination of Service before the Change in Control.

10.2 Restricted Stock other than Performance Stock. Upon the occurrence of a Change in Control, the restrictions described in Section 6.2 shall lapse with respect to all Restricted Stock other than Performance Stock outstanding on the date of the Change in Control; provided, however, that this Section shall not apply to a Participant who incurred a Termination of Service before the Change in Control.

10.3 Restricted Stock Units and Performance Awards.

(a) In General. This Section 10.3 shall apply to a Participant who (i) is an Employee, Nonemployee Director or Consultant on the day before the Change in Control, and (ii) in the case of a Performance Award relating to a Performance Period that has not ended as of the date of the Change in Control, is (A) employed by the Company (or any successor thereto as a result of the Change in Control) on the March 1 immediately following such Change in Control, or (B) has incurred a Termination of Service by action of the Company (or any successor thereto as a result of the Change in Control) without cause (as determined by the Committee, in its sole discretion) prior to such March 1, but on or after January 1 of the calendar year immediately preceding the calendar year of such March 1.

(b) Performance Stock. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, (i) with respect to Performance Stock that is (A) held by a Participant described in subsection (a), and (B) relates to a Performance Period that ended before the date of the Change in Control, the restrictions described in Section 6.2 shall lapse on the date of such Change in Control based on achievement during the applicable Performance Period, and (ii) the Company (or any successor thereto as a result of the Change in Control) shall pay (in cash or unrestricted Common Stock) to each Participant described in subsection (a) (or his or her beneficiary) the pro rata portion of the Participant’s Performance Stock with respect to any Performance Period in which such Change in Control occurs, such payment to be made on the March 1 immediately following such Change in Control. The pro rata portion shall be calculated on the fractional portion (the numerator of the fraction being the number of days between the first day of the applicable Performance Period and the date of such Change in Control, and the denominator being the total number of days in the applicable Performance Period) of the Performance Stock for which the restrictions described in Section 6.2 would have lapsed had the Change in Control not occurred, and the target level of performance been achieved for the applicable Performance Period.

(c) Restricted Stock Units and Performance Incentive Units. Notwithstanding any provision of the Plan to the contrary, this subsection (c) shall apply in the event of a Change in Control; provided, however, that in the event any payment under this subsection (c) on account of a Change in Control would not qualify as a short-term deferral (within the meaning of regulations under Code Section 409A), this subsection (c) shall apply to such payment only in the event such Change in Control is also a change in control within the meaning of regulations issued under Code Section 409A:

(i) On the date of such Change in Control, all outstanding Restricted Stock Units (other than Performance Stock Units) held by a Participant described in subsection (a) shall vest and shall be paid (in cash or unrestricted Common Stock, as determined by the Committee, in its sole discretion) to such Participant;

(ii) Performance Stock Units that are (A) held by a Participant described in subsection (a), and (B) relate to a Performance Period that ended before the date of the Change in Control, shall be paid (in cash or unrestricted Common Stock, as determined by the Committee, in its sole discretion) to such Participant on the date of such Change in Control, based on achievement during the applicable Performance Period;

(iii) Performance Incentive Units that are (A) held by a Participant described in subsection (a), and (B) relate to a Performance Period that ended before the date of the Change in Control, shall be paid to such Participant on the date of such Change in Control, based on achievement during the applicable Performance Period; and

(iv) The Company (or any successor thereto as a result of the Change in Control) shall pay to each Participant described in subsection (a) (or his or her beneficiary) the pro rata portion of the Participant’s Performance Stock Units (in cash or unrestricted Common Stock) and Performance Incentive Units (in cash) with respect to any Performance Period in which such Change in Control occurs, such payment to be made on the March 1 immediately following such Change in Control. The pro rata portion shall be calculated on the fractional portion (the numerator of the fraction being the number of days between the first day of the applicable Performance Period and the date of such Change in Control, and the denominator being the total number of days in the applicable Performance Period) of (A) with respect to Performance Stock Units, the Performance Stock Units that would have become vested had the Change in Control not occurred, and the target level of performance been achieved for the applicable Performance Period, and (B) with respect to Performance Incentive Units, the amount that would have been payable had the Change in Control not occurred, and the target level of performance been achieved for the applicable Performance Period.

10.4 Cancellation of Equity Awards. In addition to the foregoing, in the event of a Change in Control, the Committee may, in its discretion and upon at least seven (7) days’ advance notice to the affected persons, cancel any outstanding Equity Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Stock Option or Stock Appreciation Right with an exercise price or base amount, respectively, that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Stock Option or Stock Appreciation Right without the payment of consideration therefor.

11.	MISCELLANEOUS PROVISIONS

11.1 Agreement. Each Equity Award granted under the Plan shall be evidenced by an agreement between the Company and the Participant which shall set forth the number of shares of Common Stock subject to the Equity Award, and such terms and conditions of the Equity Award as the Committee may, in its sole discretion, determine that are not inconsistent with the terms of the Plan, Code Section 409A and, for Incentive Stock Options, Code Section 422.

11.2 Adjustments Upon Changes in Capitalization. In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock splits, stock dividend, spin-off, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Awards may be granted. A corresponding adjustment changing the number and kind of shares issuable upon exercise or vesting of outstanding Stock Options, Stock Appreciation Rights and/or Restricted Stock Units (as well as the exercise price of outstanding Stock Options and the amount over which appreciation of outstanding Stock Appreciation Rights is measured) shall likewise be made. Notwithstanding the foregoing, in the case of a reorganization, merger or consolidation, or sale of all or substantially all of the assets of the Company, in lieu of adjustments as aforesaid, the Committee may in its discretion accelerate the date after which a Stock Option or Stock Appreciation Right may or may not be exercised or the stated expiration date thereof and may accelerate the termination date of any Award or Performance Period then in effect; provided, however, that not fewer than seven (7) days’ advance notice shall be provided to each Participant whose Award is to be so terminated. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding, and conclusive; provided, however, that no such adjustment or change shall cause an outstanding Stock Option or Stock Appreciation Right to become subject to Section 409A of the Code.

11.3 Non-Transferability. No Incentive Stock Option, Restricted Stock, Restricted Stock Unit or Performance Incentive Unit shall be assignable or transferable by the Participant except by will or the laws of descent and distribution. No Incentive Stock Option shall be exercisable during the Participant’s lifetime by any person other than the Participant or his or her guardian or legal representative. Except as provided in the agreement evidencing a Participant’s Award, such limits on assignment, transfer and exercise shall also apply to Non-Qualified Stock Options and Stock Appreciation Rights.

11.4 Withholding. The Company’s obligations in connection with this Plan shall be subject to applicable Federal, state, and local tax withholding requirements. Federal, state, and local withholding tax due with respect to an Award may be paid in shares of Common Stock already owned by the Participant or through the withholding of shares otherwise issuable to such Participant upon such terms and conditions as the Committee shall determine; provided, however, that the number of shares withheld to satisfy the tax withholding requirements with respect to any Award shall be limited to the extent necessary to avoid adverse accounting consequences. If the Participant shall either fail to pay, or make arrangements satisfactory to the Committee for the payment, to the Company of all such Federal, state, and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any Federal, state, or local taxes of any kind required to be withheld by the Company.

11.5 Deferrals. The Committee may permit a Participant to defer receipt of any Common Stock issuable (or cash payable) upon the lapse of the Restriction Period applicable to Restricted Stock, the vesting of Restricted Stock Units or the payment of cash pursuant to a Performance Incentive Unit, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. In no event, however, shall such deferrals be permitted unless the agreement evidencing the Participant’s Award specifically permits deferrals under this Section.

11.6 Compliance with Law and Approval of Regulatory Bodies. No Stock Option or Stock Appreciation Right shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with all Federal and state securities laws and withholding tax requirements and with the rules of the New York Stock Exchange and of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which a Stock Option or Stock Appreciation Right is exercised or for which an Award has been granted may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No Stock Option or Stock Appreciation Right shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of a payment (in cash or Common Stock) with respect to an Award to a person or estate acquiring the right to payment as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Award and may require consents and releases of taxing authorities that it may deem advisable.

11.7 No Right to Service. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of any Award shall confer upon any Participant under the Plan any right to continue in the employ or service of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment or service of any Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

11.8 Exclusion from Pension Computations. By acceptance of a grant of an Award under the Plan, the recipient shall be deemed to agree that any income realized upon the receipt, exercise, or vesting thereof or upon the disposition of the shares received upon exercise will not be taken into account as “base remuneration,” “wages,” “salary,” or “compensation” in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing, or deferred compensation plan of the Company or any Subsidiary, except to the extent any such amount is taken into consideration under the express terms of any such plan.

11.9 Interpretation of the Plan. Headings are given to the Articles and Sections of the Plan solely as a convenience to facilitate reference. Such headings, numbering, and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural and vice versa.

11.10 Use of Proceeds. Funds received by the Company upon the exercise of Stock Options granted under the Plan shall be used for the general corporate purposes of the Company.

11.11 Construction of Plan. The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws) to the extent Federal law is not applicable.

11.12 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, share exchange, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.

11.13 Unfunded Plan. Except as provided in Article 6, the Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

11.14 Code Section 409A. Notwithstanding any provision of this Plan to the contrary, if a Participant is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Plan that constitutes deferred compensation subject to Code Section 409A and for which the payment event is separation from service (as defined in Treas. Reg. §1.409A-1(h)) shall not be made or provided to the Participant before the date that is six months after the date of the Participant’s separation from service. Any payment or benefit that is delayed pursuant to this Section 11.14 shall be made or provided on the first business day of the seventh month following the month in which the Participant’s separation from service occurs. With respect to any cash payment delayed pursuant to this Section 11.14, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Participant’s separation from service (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 11.14 through the date payment is made. The provisions of this Section 11.14 shall apply only to the extent required to avoid a Participant’s incurrence of any additional tax or interest under Code Section 409A. To the extent any payment or benefit under the Plan constitutes deferred compensation subject to Code Section 409A, this Plan is intended to comply with Code Section 409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code Section 409A.

11.15 Recoupment Policy. Notwithstanding any provision of this Plan to the contrary, a Participant’s right to receive or retain an Award, to retain any amount received pursuant to an Award (in cash or Common Stock) and, in the case of Common Stock received pursuant to an Award, to retain any profit or gain the Participant realized in connection with such an Award, shall be subject to any recoupment or “clawback” policy adopted by the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2015 Annual Report to Shareholders and Letter to Shareholders

are available at www.proxyvote.com.

E00701-P72489

QUAKER CHEMICAL CORPORATION Annual Meeting of Shareholders May 4, 2016 8:30 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael F. Barry and William R. Cook, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania, on May 4, 2016 at 8:30 A.M., local time, and any adjournment thereof, and with all powers the undersigned would possess if present, to vote.

The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the Letter to Shareholders.

This proxy, when properly executed, will be voted in the manner directed by the Shareholder(s). If no such directions are made, this proxy will be voted “For” the election of the nominees listed in Proposal 1 for the Board of Directors and “For” Proposals 2, 3 and 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

QUAKER CHEMICAL CORPORATION ATTN: ROBERT T. TRAUB ONE QUAKER PARK 901 E. HECTOR STREET CONSHOHOCKEN, PA 19428	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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QUAKER CHEMICAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1.	Election of Directors
Nominees:
01) Mark A. Douglas
02) William H. Osborne
03) Fay West
Vote on Proposal
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Approval of the Global Annual Incentive Plan.						☐	☐	☐
3.	Approval of the 2016 Long-Term Performance Incentive Plan.						☐	☐	☐
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

March 28, 2016

Dear Quaker Shareholder:

If you are a registered shareholder of Quaker Common Stock, your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own. If you are a beneficial holder (own your shares through a broker, bank or nominee), your voting instruction card shows the number of shares that you own.

In accordance with the Company’s Articles of Incorporation, holders of Common Stock are entitled to 10 votes per share for each share of Common Stock which they have owned for at least 36 consecutive months (or three years). Shares which have been owned for less than three years entitle the holder to one vote per share.

There are some exceptions to the above ownership requirements and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Since Quaker has no means of tracking ownership of shares held in “street” or “nominee” name, we presume that any shares owned through broker, bank or nominee have been held for less than three years and, therefore, are entitled to one vote per share.

Registered shareholders should review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2013 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2013, you are entitled to one vote per share.

Any shareholder may seek change by following the instructions outlined in Appendix A to the enclosed Proxy Statement. If you have any questions, please contact Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

Thank you.

Quaker Chemical Corporation
One Quaker Park	P: 610.832.4000
901 E. Hector Street	F: 610.832.8682
Conshohocken, PA 19428-2380	quakerchem.com